Exhibit (a)(1)(vi)

Supplement to Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

CVR ENERGY, INC.

at

$30 Net Per Share,

plus one non-transferable contingent cash payment right for each Share,

By

IEP ENERGY LLC

a wholly-owned subsidiary of

ICAHN ENTERPRISES HOLDINGS L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M.,

NEW YORK CITY TIME, ON MAY 4, 2012, UNLESS THE

OFFER IS EXTENDED OR EARLIER TERMINATED.

IEP Energy LLC, a Delaware limited liability company (the “Offeror”) and Icahn Enterprises Holdings LP, a Delaware limited partnership, as a co-bidder, hereby supplement and amend their Offer to Purchase, dated February 23, 2012, as previously amended. The Offeror is offering to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of CVR Energy, Inc. (“CVR” or the “Company”), including the associated rights issued pursuant to the Rights Agreement, dated January 13, 2012, between CVR and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights” and, together with the Common Stock, the “Shares”), for $30 per Share in cash, without interest, less any applicable withholding taxes, plus one non-transferable contingent cash payment right for each Share, which represents the contractual right to receive an additional cash payment per Share if a definitive agreement for the sale of the Company is executed within fifteen months following the Expiration Date and such transaction closes (the “Offer Price”), upon the terms and subject to the conditions set forth in (i) the Offer to Purchase, dated February 23, 2012, and (ii) this Supplement thereto (such Offer to Purchase, as previously amended and as further amended and supplemented by this Supplement, the “Offer to Purchase”) (which collectively constitute the “Offer”). Unless the context otherwise requires, capitalized terms used in this Supplement but not defined herein shall have the meanings ascribed to them in the Offer to Purchase.

UPDATE

On April 18, 2012, the Company, the Offeror and certain of the Offeror’s affiliates entered into an agreement (the “Transaction Agreement”) regarding the Offer, a copy of which is attached hereto as Exhibit A and incorporated herein by reference. Below is a summary of certain material terms of the Transaction Agreement. The following summary does not purport to be a complete description of all terms of the Transaction Agreement. Stockholders should therefore read the entire Transaction Agreement before making a decision as to whether to tender their Shares in the Offer.

Offer Price

The Offer Price remains $30 per Share in cash, without interest, less any applicable withholding taxes, plus one non-transferable contingent cash payment right for each Share, which represents the contractual right to receive an additional cash payment per Share if a definitive agreement for the sale of the Company is executed within fifteen months following the Expiration Date and such transaction closes (the “CCP”).

Expiration

Subject to the terms of the Transaction Agreement, the Offer, as amended, will expire at 11:59 p.m., New York City time, on the date that is the later of (i) May 4, 2012 or (ii) the date as may be required to resolve any comments (including, but not limited to, comments regarding the extension of the expiration date of the Offer) made by the Securities and Exchange Commission (the “SEC”) in respect of the Offer to Purchase. If the Offer is completed, the Offeror may be required to provide a subsequent offering period of ten (10) business days, as discussed below.

Minimum Condition

The Offer is conditioned on there having been validly tendered and not properly withdrawn as of immediately prior to 11:59 p.m. on the Expiration Date 31,661,040 Shares, which the Company has certified is the number of Shares which, when added to the Shares already owned by the Offeror, its subsidiaries and their affiliates (which number the Offeror represents to be 12,584,227 Shares), represents a majority of the issued and outstanding Shares on a fully diluted basis (the “Minimum Condition”).

Other Offer Conditions

The conditions to the Offeror’s obligation to accept tendered Shares for payment in the Offer have been revised to eliminate and/or narrow certain of the circumstances that would have permitted, prior to the revision, the Offeror to terminate the Offer without purchasing tendered Shares. The revised conditions to the Offer are set forth on Exhibit B attached hereto.

Modification of the Offer

The Offeror expressly reserves the right (but will not be obligated) at any time or from time to time in its sole discretion (subject to the terms of the Offer to Purchase) to waive any of the conditions of the Offer or modify or amend the terms of the Offer, except that, without the prior written consent of the Company, the Offeror will not (A) decrease the Offer Price, amend the terms of the CCP or the Contingent Cash Payment Agreement, or change the form of the consideration payable in the Offer, (B) decrease the number of Shares sought pursuant to the Offer, (C) amend, waive or modify the Minimum Condition, (D) make any amendment, waiver or modification or take any other action that would require an extension of the expiration of the Offer under applicable Law or securities exchange regulation beyond the Expiration Date as contemplated in the Transaction Agreement, (E) add to the conditions set forth in this Supplement, (F) modify the conditions set forth in this Supplement in a manner adverse to the holders of Shares, (G) extend the Expiration Date of the Offer except as provided for under “Expiration” above or (H) make any other change in the terms or conditions of the Offer that is adverse to the holders of Shares.

Board of Directors

CVR has advised the Offeror that its board of directors has taken all necessary action to ensure that, immediately following the closing of the Offer, all but two of the existing directors of CVR will resign and be replaced by nominees of the Offeror’s affiliates. Prior to the consummation of the Subsequent Offering Period or the Short Form Merger discussed below, certain actions by CVR will require the consent of these remaining

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directors. Following the consummation of the Subsequent Offering Period or the Short Form Merger discussed below, the remaining directors of CVR will resign and be replaced by nominees of the Offeror’s affiliates.

Subsequent Offering Period

In the event that the Minimum Condition shall have been satisfied and the Offeror shall have accepted for payment Shares validly tendered and not withdrawn pursuant to the Offer, the Offeror shall provide a subsequent offering period which shall expire on the tenth (10th) business day following the Expiration Date. The Offeror shall immediately accept for payment and promptly pay for all Shares on an on-going basis as they are tendered during the Subsequent Offering Period, at a price per Share equal to the Offer Price. The Offeror shall not be required to make available the Subsequent Offering Period in the event that, at the Expiration Date, the Offeror and its affiliates then hold more than 90% of the outstanding Shares and the Offeror completes promptly the Short Form Merger discussed below.

Short Form Merger

If, following the closing of the Offer or the Subsequent Offering Period, the Offeror and its affiliates shall hold, in the aggregate, at least 90% of the outstanding Shares, the Offeror shall cause a merger of the Company in accordance with Section 253 of the Delaware General Corporation Law, at a price per Share equal to the Offer Price, to become effective as soon as possible (the “Short Form Merger”). The Offeror will provide customary mechanisms for stockholders to receive payment in exchange for their Shares promptly following the completion of such Short Form Merger. No stockholder or board approval by CVR will be required to effect the Short Form Merger. If the Short Form Merger is effected, all Shares held by remaining CVR stockholders will be automatically cancelled and such stockholders will be entitled to either accept the Offer Price or assert appraisal rights pursuant to Section 262(d)(2) of the Delaware General Corporation Law. A notice of merger and appraisal rights will be sent to stockholders promptly following any such merger, and stockholders that elect to exercise their statutory appraisal rights must so notify CVR within 20 calendar days. Fair value is appraised by a court and the fair value can be appraised at a price higher or lower than the Offer Price.

Rights Agreement

CVR has advised the Offeror that its board of directors has taken all necessary action to render the Rights Agreement inapplicable to the Offer, the Subsequent Offering Period, the Short-Form Merger and the other transactions contemplated by the Transaction Agreement.

Marketing Period

Promptly following the consummation of the Offer, the Company shall initiate, solicit and encourage inquiries into the making of acquisition proposals or offers from third parties to acquire the Company, including by engaging one or more independent, nationally-recognized investment banking companies and conducting a customary sales process (including the establishment of a data room to facilitate due diligence), and such sale process will continue for a period of sixty (60) days (such period, the “Marketing Period”). In the event that any Person makes a Qualifying Proposal (as defined below) within the Marketing Period, the Offeror Parties shall support such Qualifying Proposal, including voting for or consenting to such Qualifying Proposal if such proposal is submitted to the stockholders of the Company for their vote or consent. “Qualifying Proposal” means any proposal, offer or agreement to acquire the stock or assets of the Company, as an entirety, for all-cash consideration that results in each stockholder receiving an amount (after reduction for any applicable withholding or transfer taxes imposed with respect to such amount) that is equal to or exceeds thirty-five dollars ($35.00) per Share (subject to standard anti-dilution adjustments), net of any fees paid to any investment banking company engaged by the Company, and that is made by a person that provides reasonable evidence of the financial capacity to fund such transaction, and is otherwise on terms and conditions reasonably acceptable to the Offeror Parties.

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Contingent Cash Payment Agreement

The Offeror included the CCPs in the Offer to allow tendering stockholders to participate, on the terms set forth in the Contingent Cash Payment Agreement, in the potential upside under any agreement to sell the entire Company entered into within 15 months following the closing of the Offer. In connection with the establishment of the 60-day Marketing Period to be commenced promptly following the closing of the Offer, the Offeror is providing the following information concerning the CCPs.

As the Offeror has previously announced, the Offeror has attempted to find buyers for the Company without success. As far as the Offeror is aware, the Board has not attempted to sell the Company. While the Offeror believes that prospective purchasers of the Company may be found during the Marketing Period, no assurances can be given that any offers will be forthcoming or that a transaction will be completed during the 60-day Marketing Period or during the subsequent 13 months. If that is the case, the CCPs will expire worthless.

Once the Marketing Period ends, the Offeror will be under no obligation to attempt to sell the Company and does not currently intend to actively seek to do so. If the Marketing Period ends without an offer for the Company being accepted, the Offeror currently intends to focus on operating the Company’s business for the benefit of its shareholders because the Offeror believes that continual shopping of the Company could be disruptive to the Company’s operations. As previously disclosed, in accordance with the terms of the Contingent Cash Payment Agreement, if a definitive agreement to sell the Company, or all or substantially all of its assets, is executed within the 15-month life of the CCPs, holders of CCPs will receive payments pursuant to the terms of the CCPs if such transaction closes. However, those considering tendering into the Offer should recognize that the CCPs provide for payment only in the event of the sale of the Company or all or substantially all of its assets at a price of greater than $30.00 per share of CVR Common Stock, after taking into account applicable deductions as set forth in the Contingent Cash Payment Agreement. It is possible, however, that a sale of the Company or all or substantially all of its assets will not occur. Further, it is possible that the Company may sell assets that constitute less than all or substantially all of the assets, in which case holders of CCPs will not become entitled to any payments. However, no partial sales of assets will take place during the Marketing Period.

Under the Contingent Cash Payment Agreement, neither the Short-Form Merger nor any internal transfers or sales of CVR shares by, between or among the Offeror and any of its affiliates will give rise to payments under the CCPs.

The above statements regarding certain provisions of the Contingent Cash Payment Agreement and the CCPs does not purport to be complete and is qualified in its entirety by reference to the revised Contingent Cash Payment Agreement, a form of which is attached as Exhibit C to this Supplement. Copies of the form of Contingent Cash Payment Agreement and Schedule TO, and any other filings that the Offeror makes with the SEC with respect to the Offer, may be obtained in the manner set forth in Section 8 – “Certain Information Concerning the Offeror” – of the Offer to Purchase dated February 23, 2012. You are encouraged to read the disclosure concerning the Contingent Cash Payment Agreement set forth in Section 11 of the Offer to Purchase dated February 23, 2012. For a complete understanding of the Contingent Cash Payment Agreement, you are encouraged to read the full text of the Contingent Cash Payment Agreement.

Proxy Contest

If (i) the Offer expires in accordance with its terms without the Minimum Condition having been satisfied and (ii) the Company has complied in all material respects with its obligations under the Transaction Agreement required to be performed or satisfied by it at or prior to the Offer Closing, then the Offeror’s affiliates shall discontinue the proxy contest they are currently conducting with respect to the election of directors at the upcoming 2012 annual meeting of CVR’s stockholders.

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Termination of Offer

In the event that (i) the Minimum Condition shall not have been satisfied as of immediately prior to 11:59 p.m. on the Expiration Date and (ii) the Company has complied in all material respects with all of its obligations under the Transaction Agreement required to be performed or satisfied by it at or prior to the Offer Closing, the Offeror will immediately terminate the Offer.

Certain Company Actions

The Company has agreed that the occurrence of, or any attempt by the Company or any director to take, any of the following actions will cause a condition to the Offer not to be satisfied which would permit the Offeror to terminate the Offer without purchasing any tendered Shares: (i) the revocation of any resignations tendered by the current directors of CVR; (ii) the revocation of any actions taken to appoint the Offeror’s nominees as directors of CVR; (iii) the revocation of any actions taken by the Company to render the Rights Agreement inapplicable to the Offer; (iv) any amendment or modification to the engagement letters under which Goldman Sachs & Co. and Deutsche Bank Securities Inc. were retained by CVR; (v) amending or modifying any equity awards, other than in accordance with the terms of the Transaction Agreement; or (vi) any action taken by CVR that is intended to cause the failure of any of the conditions to the Offer, other than the Minimum Condition, it being understood that any change or modification by the Company of its recommendation with respect to the Offer shall not be deemed to have caused a failure of this condition.

IMPORTANT INFORMATION REGARDING THE OFFER

The Offer Price will be reduced by the amount of any dividends paid by the Company, including any dividend funded by the sale of units of CVR Partners as contemplated in the registration statement filed on March 6, 2012, as amended.

The Company’s announcement on March 6, 2012 of its intention to sell units of CVR Partners, LP and pay a special dividend funded by the proceeds of such sale was not, and will not be deemed by the Offeror to be, a trigger of revised condition (f) to the Offer, however, any consummation of such sale of units or any declaration or payment of any such dividend would be a trigger of that condition.

The Offer may only result in tendering stockholders obtaining $30 per Share, as the CCPs may expire worthless. The new Board may be unable to sell CVR at an attractive price or at all. The new Board may approve a sale of CVR at a price of less than $30 per Share. If an agreement to sell CVR is reached after the expiration of the CCPs, stockholders would not be entitled to receive any payments other than $30 per Share.

Any payments pursuant to the CCPs will be reduced by reasonable and customary out of pocket fees and expenses paid to third party service providers, such as investment bankers, lawyers, accountants and similar professionals, in connection with the sale of the Company. Such expenses typically range between 1% and 2% of the value of the transaction. However, no assurances can be given as to the amount of such fees and expenses. In no event will any such fees or expenses be paid to the Offeror or its affiliates.

All fees and expenses incurred in connection with a sale of CVR will be prorated among all Shares of the Common Stock, including Shares held by the Offeror and its affiliates.

Holders of CCPs should recognize that their rights are contractual and they will not be stockholders of CVR. As such, they will not be entitled to receive information from the Company, they will not have the benefit of other rights customarily accorded to stockholders of Delaware corporations (including the right to vote on any future sale of CVR), and the new Board will not owe fiduciary duties to them. In addition, in the event that the Company is not sold, holders of CCPs will not have the benefit of any increase in the value of CVR as a result of actions taken by the Offeror and its affiliates.

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Promptly following both (i) the end of the Marketing Period and (ii) the expiration of the CCPs, if CVR has not been sold and such information has not previously been disclosed, the Offeror will issue a press release or otherwise provide to holders of CCPs a notice describing: (A) the results of the new Board’s efforts in attempting to sell CVR (including the number of indications of interest received, the number of bona fide offers that resulted from such indications of interest, and a brief description of the reasons why such offers were not accepted by the Board); and (B) the aggregate amount of fees and expenses incurred during such period with respect to those efforts.

NOTICE TO INVESTORS

THIS OFFER REFERS TO A POSSIBLE PROXY SOLICITATION. THIS OFFER TO PURCHASE IS NOT INTENDED TO AND DOES NOT CONSTITUTE (I) A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY’S STOCKHOLDERS OR (II) A SOLICITATION OF A CONSENT OR AUTHORIZATION IN THE ABSENCE OF ANY SUCH MEETING. ANY SUCH SOLICITATION WHICH OFFEROR MAY MAKE WILL BE MADE ONLY PURSUANT TO PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH ALL APPLICABLE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY MR. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF CVR ENERGY, INC. FOR USE AT ITS ANNUAL MEETING WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WHICH WILL BE MAILED TO STOCKHOLDERS OF CVR ENERGY, INC. AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN A PROXY SOLICITATION IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT FILED BY MR. ICAHN’S AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 5, 2012.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS SUPPLEMENT, THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

April 23, 2012

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Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares and certificates, if any, for the associated Rights, should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

The Colbent Corporation

By Mail or Overnight Courier:	By Facsimile Transmission (for eligible institutions only):

The Colbent Corporation Attention: Corporate Actions 161 Bay State Drive Braintree, MA 02184	The Colbent Corporation Attention: Corporate Actions Facsimile: (781) 930-4939 To confirm: (781) 930-4900

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSIONS OF INSTRUCTIONS VIA FACSIMILE TRANSMISSION TO A NUMBER OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street,

22nd Floor

New York, NY 10005

Banks and Brokerage Firms Please Call Collect: (212) 269-5550

All Others Call Toll Free: (800) 347-4750

Email: information@dfking.com

EXHIBIT A

EXECUTION VERSION

TRANSACTION AGREEMENT

among

CVR ENERGY, INC.

and

EACH OF THE OTHER PARTIES LISTED ON THE SIGNATURE PAGES HERETO

Dated as of April 18, 2012

Annex A	Defined Terms
Exhibit A	Supplement
Exhibit B	Company Recommendation
Exhibit C	Rights Agreement Resolutions and Form of Amendment
Exhibit D	Forms of Resignations and Resolutions
Appendix I	Treatment of Restricted Shares
Appendix II	Form of Consent

-i-

TRANSACTION AGREEMENT

TRANSACTION AGREEMENT (hereinafter called this “Agreement”), dated as of April 18, 2012, among CVR Energy, Inc., a Delaware corporation (the “Company”), IEP Energy LLC, a Delaware limited liability company (the “Offeror”), and each of the other parties listed on the signature pages hereto (collectively with Offeror, the “Offeror Parties”).

RECITALS

WHEREAS, the Offeror has previously commenced a tender offer (the “Pending Offer”) to purchase all of the issued and outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), including the associated rights to purchase shares of Series A Preferred Stock (the “Rights,” and together with the shares of Common Stock, “Shares”), issued pursuant to the Rights Agreement, dated as of January 13, 2012, between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (as amended from time to time, the “Rights Agreement”), for (a) $30.00 per Share (the “Cash Consideration”), net to the seller in cash without interest thereon and (b) one contingent cash payment right (“CCP”) per Share, issued by Offeror subject to and in accordance with a Contingent Cash Payment Agreement, to be entered into by and between the Offeror and the Colbent Corporation as paying agent (the “CCP Paying Agent”), in substantially the form attached as Schedule II to the Offeror’s Tender Offer Statement on Schedule TO (the “CCP Agreement”), and subject to the conditions set forth therein (such Cash Consideration plus CCP, the “Offer Price”);

WHEREAS, the Company and the Offeror Parties have agreed to certain terms and conditions pursuant to which the Offeror has agreed to amend the Pending Offer (as the Pending Offer is so amended, and as it may be amended from time to time as permitted by this Agreement, the “Offer”); and

WHEREAS, the Company and the Offeror Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

THE OFFER

Section 1.1 The Offer.

(a) Amendment. The Offeror shall amend the Pending Offer by filing the Supplement attached hereto as Exhibit A (the “Supplement”) on a date to be agreed by the parties, provided that such date is no later than the third (3rd) business day following the date of this Agreement. The time and date on which the Offeror amends the Pending Offer is referred to in this Agreement as the “Offer Amendment Date.” Subject to the first sentence of Section 1.2(a), the Offer shall expire at 11:59 p.m., New York City time, on the date that is the later of (i) ten (10) business days after the Offer Amendment Date or (ii) such later date as may be required to resolve any comments (including, but not limited to, comments regarding the extension of the expiration date of the Offer) made by the Securities and Exchange Commission (the “SEC”) in respect of the Offer Documents (that date on which the Offer expires in accordance with this sentence, the “Expiration Date”).

(b) Other Modifications. The Offeror will not, without the prior written consent of the Company, waive any Tender Offer Condition or modify or amend the terms of the Offer, except as permitted in the Supplement.

(c) Securities Filings. On the Offer Amendment Date, the Offeror shall file or cause to be filed with the SEC an amendment to the Offeror’s Tender Offer Statement on Schedule TO (collectively with all amendments and supplements thereto, the “Schedule TO”) which shall include the Supplement as an exhibit thereto (collectively with any supplements or amendments thereto, the “Offer Documents”). The Offeror agrees to (i) promptly provide the Company and its counsel with a copy of any written comments (or a description of any oral comments) received by the Offeror Parties or their counsel from the SEC or its staff with respect to the Offer Documents, (ii) consult with the Company regarding any such comments prior to responding thereto, (iii) provide the Company with copies of any written comments or responses thereto and (iv) use reasonable best efforts to respond promptly to and to resolve any comments made by the SEC in respect of the Offer Documents. The Offeror agrees to take all steps necessary to cause the Offer Documents to be disseminated to holders of Shares to the extent required by applicable federal securities Laws.

(d) Acceptance of Shares. The time at which immediately available funds are irrevocably deposited by the Offeror with the depositary for payment for all Shares validly tendered and not withdrawn pursuant to the Offer in an amount sufficient to pay the aggregate Offer Price for all such Shares (excluding Shares validly tendered pursuant to a subsequent offering period in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) is referred to as the “Offer Closing.” The time and date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.”

(e) Subsequent Offering Period. In the event that the Minimum Condition (as defined below) shall have been satisfied and the Offeror shall have accepted for payment Shares validly tendered and not withdrawn pursuant to the Offer, the Offeror shall provide a subsequent offering period for the Offer in accordance with Rule 14d-11 (a “Subsequent Offering Period”) under the Exchange Act, which Subsequent Offering Period shall expire on the tenth (10th) business day following the Expiration Date; provided that, in accordance with Rule 14d-11 under the Exchange Act, the Offeror shall immediately accept for payment and promptly pay for all Shares on an on-going basis as they are tendered during the Subsequent Offering Period; and provided further that the Offeror shall not be required to make available the Subsequent Offering Period in the event that, at the Offer Closing Date, the Offeror and its affiliates then hold more than 90% of the outstanding Shares and the Offeror completes promptly the Short Form Merger in accordance with Section 2.1. The later of (i) the expiration of the Subsequent Offering Period, if any and (ii) the time at which immediately available funds are irrevocably deposited by the Offeror with the depositary for payment for any remaining Shares that have been validly tendered during the Subsequent Offering Period and not withdrawn pursuant to the Offer (and have not been accepted by the Offeror for payment), in an amount sufficient to pay the Offer Price for any such Shares, is referred to as the “Subsequent Offer Closing.” The time and date, if any, on which the Subsequent Offer Closing occurs is referred to in this Agreement as the “Subsequent Offer Closing Date.” “Minimum Condition” shall mean that there shall be validly tendered (including pursuant to notices of guaranteed delivery) and not properly withdrawn as of immediately prior to 11:59 p.m. on the Expiration Date 31,661,040 Shares which, when added to the number of Shares already owned by the Offeror, its Subsidiaries and Affiliates (which the Offeror represents to be 12,584,227 Shares), represents a majority of the issued and outstanding Shares on a fully diluted basis.

(f) Termination of Offer. In the event that (i) the Minimum Condition shall not have been satisfied as of immediately prior to 11:59 p.m. on the Expiration Date and (ii) the Company has complied in all material respects with all of its obligations under this Agreement required to be performed or satisfied by it at or prior to the Offer Closing, the Offeror shall immediately terminate the Offer.

Section 1.2 Company Action; Stockholder Information.

(a) Company Action. The Company shall, on the Offer Amendment Date, file with the SEC an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, including amendments pursuant to this Section 1.2, the “Schedule 14D-9”), it being understood that in the event the Company shall not file the Schedule 14D-9 on the Offer Amendment Date, the Offeror shall be entitled to extend the Expiration Date by a number of business days equal to the number of business days from the Offer Amendment Date to the date of filing of the Schedule 14D-9. A copy of the Company recommendation portion that the Company will include in the Schedule 14D-9, excluding any financial analysis or business information of the Company or other analysis underlying such recommendation portions, is attached hereto as Exhibit B. The Company agrees to (i) promptly provide the Offeror and its counsel with a copy of any written comments (or a description of any oral comments) received by the Company or their counsel from the SEC or its staff with respect to the Schedule 14D-9, (ii) consult with the Offeror regarding any such comments prior to responding thereto and (iii) provide the Offeror with copies of any written comments or responses thereto. The Offeror Parties acknowledge and agree that (i) all stock options issued pursuant to any Company benefit or incentive plan (being 22,900 options) (A) are fully vested and exercisable on the date hereof, and (B) may be exercised in accordance with their terms on or following the date hereof, and (ii) all shares of Common Stock purchased by the holder of any such stock option pursuant to the exercise thereof shall be considered Shares for all purposes of this Agreement. In accordance with clause (i) of the first sentence of Section 13 of the Company’s Amended and Restated 2007 Long Term Incentive Plan (the “2007 LTIP”), shares of restricted stock issued pursuant to the 2007 LTIP which remain unvested as of immediately prior to the Offer Closing (“Restricted Shares”) shall be treated as described in Appendix I to this Agreement. The Nominating and Corporate Governance Committee of the Board of Directors of the Company may take such action following the date hereof as may be necessary to waive the stock retention guidelines currently in effect as to all officers, directors and employees of the Company and its affiliates, to the extent necessary to allow such persons to tender and receive payment for the Shares held by them (other than Restricted Shares) in the Offer or the Subsequent Offering Period, or to have such Shares cancelled and converted into the right to receive the merger consideration in the Short Form Merger, as applicable. The foregoing two sentences of this Section 1.2(a) and the provisions of Appendix I are intended to be for the benefit of, and shall be directly enforceable by, the holders of Restricted Shares, who are each express third party beneficiaries of this Section 1.2(a) and Appendix I.

(b) Rights Agreement. The Company represents, warrants, covenants and agrees that the Board of Directors of the Company has taken all necessary action, evidenced by the resolutions attached hereto as Exhibit C-1 and the fully executed amendment to the Rights Agreement attached hereto as Exhibit C-2, to render the Rights Agreement inapplicable to the Offer, the Subsequent Offering Period, the Short-Form Merger and the other transactions contemplated hereby. The Company hereby agrees that, unless this Agreement is terminated in accordance with Section 5.1(b), it shall not take any action to revoke the actions taken pursuant to the prior sentence.

Section 1.3 Directors.

(a) Composition of Company Board and Board Committees. The Company represents, warrants, covenants and agrees that, contemporaneously with the execution and delivery of this Agreement, (i) the Company has received signed, irrevocable letters of resignation from all current members of the Board of Directors other than John J. Lipinski and George E. Matelich, in the form attached as Exhibit D-1, which shall become effective, subject to the consummation of the Offer Closing, on the Offer Closing Date, automatically upon consummation of the Offer Closing and without any further action required, and (ii) the Board of Directors has adopted resolutions in the form attached as Exhibit D-2 appointing the following individuals to the vacancies created by such resignations, which shall become effective, subject to the consummation of the Offer Closing, simultaneously with the Offer Closing Date, automatically upon consummation of the Offer Closing and without any further action required: Bob G. Alexander, SungHwan Cho, Vincent J. Intieri, Samuel Merksamer, Stephen Mongillo, Daniel A. Ninivaggi and Glenn R. Zander.

(b) Required Approvals of Existing Director Committee. Notwithstanding anything in this Agreement to the contrary, following the time any directors designated by the Offeror are elected or appointed to the Board of Directors of the Company and prior to the Effective Time, the approval of a committee composed of John J. Lipinski and George E. Matelich (the “Existing Director Committee”), by unanimous vote of its members, shall be required (i) to amend, supplement, modify or terminate this Agreement, (ii) to waive or elect to enforce any of the Company’s rights or remedies under this Agreement, (iii) to extend the time for the performance of any of the obligations or other acts of the Offeror Parties or (iv) to cease the Company’s compliance with the continuing listing requirements of the NYSE or the continued registration of the Shares under the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended (the “Securities Act”). The Existing Director Committee shall have the authority, after the Offer Closing, to take all necessary actions to institute any action on behalf of the Company to enforce the Offeror’s obligations in accordance with this Agreement, including to consummate the Subsequent Offering Period and the Short Form Merger, if applicable (such authority, together with the matters that require the approval of the Existing Director Committee described in the first sentence of this Section 1.3(b), being referred to as the “Existing Director Committee Actions”). For purposes of considering any matter set forth in this Section 1.3(b), the Existing Director Committee will be permitted to meet without the presence of the other directors. Following the Offer Closing Date and prior to the Effective Time, the Company will indemnify and advance expenses to, and the Offeror will cause the Company to indemnify and advance expenses to, the members of the Existing Director Committee in connection with their service as directors of the Company after the Offer Closing Date and prior to the time the Offeror Parties’ nominees have been appointed to the Board of Directors pursuant to Section 1.3(a) (such time as the Offeror Parties’ nominees have been so appointed to the Board of Directors, the “Control Time”) to the fullest extent permitted by applicable Law and in accordance with the provisions of Section 4.3 hereof.

(c) Section 14 of the Exchange Act. The Company will, at its expense, take all actions necessary pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3, including filing with the SEC and mailing to the holders of Shares on the Offer Amendment Date the information required under Section 14(f) and Rule 14f-1. The Offeror Parties will supply to the Company prior to or on the date hereof the information with respect to themselves and their respective officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1, the Offeror Parties will be solely responsible for such information, and the Company’s obligations to appoint designees to the Board of Directors of the Company will be subject to receipt of such information. The Offeror Parties and their counsel shall be given a reasonable opportunity to review and comment on any materials required to be filed with the SEC or mailed to holders of Shares pursuant to Section 14(f) or Rule 14f-1 and any amendments thereto prior to the filing thereof with the SEC and mailing thereof to holders of Shares and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Offeror Parties and their counsel.

ARTICLE II

SHORT FORM MERGER

Section 2.1 Short Form Merger. If, following the Offer Closing or the Subsequent Offer Closing, the Offeror and its Affiliates shall hold of record, in the aggregate, at least 90% of the outstanding Shares, the Offeror shall take all necessary and appropriate action to cause a merger of the Company in accordance with Section 253 of the Delaware General Corporation Law (“DGCL”), at a price per Share equal to the Offer Price, to become effective as soon as possible after the consummation of the Offer Closing or Subsequent Offer Closing, as applicable (the “Short Form Merger”), and to provide customary mechanisms for stockholders to receive payment in exchange for their Shares promptly following the completion of such Short Form Merger. The time that the Subsequent Offer Closing is consummated is referred to herein as the “Effective Time” (provided, however, that if the Offeror is required to consummate the Short Form Merger prior to the Subsequent Offer Closing, the “Effective Time” shall be the time of the consummation of the Short Form Merger). The Company represents, warrants, covenants and agrees that, contemporaneously with the execution and delivery of this Agreement, (i) the Company has received signed, irrevocable letters of resignation from John J. Lipinski and George E. Matelich, in the form attached as Exhibit D-1, which shall become effective, subject to the consummation of the Subsequent Offer Closing or the Short Form Merger, as applicable, at the Effective Time, automatically upon consummation of the Subsequent Offer Closing or the Short Form Merger, as applicable and without any further action required, and (ii) the Board of Directors has adopted resolutions in the form attached as Exhibit D-2 appointing the following individuals to the vacancies created by such resignations, which shall become effective, subject to the consummation of the Subsequent Offer Closing or the Short Form Merger, as applicable, simultaneously with the Effective Time, automatically upon consummation of the Subsequent Offer Closing or the Short Form Merger, as applicable and without any further action required: George W. Hebard III and James M. Strock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Offeror that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where any such failure to be so organized, validly existing, qualified, in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the ability of the Company and its Subsidiaries to consummate the transactions contemplated hereby. As used in this Agreement, the term:

(i) “Affiliate” means, when used with respect to any Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act;

(ii) “Associate” means, when used with respect to any Person, any other Person who is an “associate” of that Person within the meaning of Rule 405 promulgated under the Securities Act; and

(iii) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

(b) Corporate Authority; Approval. The Company has all requisite corporate power and authority to enter into, and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Offeror and the other Offeror Parties, constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

Section 3.2 Representations and Warranties of the Offeror Parties. The Offeror or each Offeror Party (as applicable) hereby represents and warrants to the Company that:

(a) Organization, Good Standing and Qualification. Each Offeror Party who is not a natural person is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so organized, validly existing, qualified, in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the ability of the Offeror to consummate the Offer and the other transactions contemplated hereby.

(b) Corporate Authority. Each Offeror Party has all requisite corporate or similar power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Offer and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each Offeror Party and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of each Offeror Party, enforceable against each Offeror Party in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Available Funds. The Offeror has cash, cash equivalents or readily marketable securities available to it in an amount sufficient (the “Sufficient Amount”) to pay the Offer Price in respect of all of the Shares, in each case, without any increase in the indebtedness or other obligations of the Company or any of its Subsidiaries, or use of the assets of the Company or any of its Subsidiaries.

ARTICLE IV

COVENANTS

Section 4.1 Marketing Process.

(a) Nothing contained herein shall be deemed to prevent the Company from taking any action (A) to initiate, solicit or encourage any inquiry or the making of any acquisition proposals or offers for the Company or its assets, provided that access to non-public information shall only be made pursuant to confidentiality agreements on customary terms (it being understood that such confidentiality agreements need not prohibit the making or amendment of an acquisition proposal); (B) to engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to an acquisition proposal or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any acquisition proposal; (C) to make any public disclosure regarding the Company and its Subsidiaries, the Offer, any of the transactions contemplated hereby or any other matter; and (D) not inconsistent with the obligations of the Company hereunder.

(b) Promptly following the Offer Closing Date, the Offeror Parties shall cause the Company to initiate, solicit and encourage inquiries into the making of acquisition proposals or offers from third parties to acquire the Company, including by engaging one or more independent, nationally-recognized investment banking companies and conducting a customary sales process (including the establishment of a data room to facilitate due diligence), and such sale process will continue for a period of sixty (60) days (such period, the “Marketing Period”). In the event that any Person makes a Qualifying Proposal within the Marketing Period, the Offeror Parties shall support such Qualifying Proposal, including voting for or consenting to such Qualifying Proposal if such proposal is submitted to the stockholders of the Company for their vote or consent.

(c) Qualifying Proposal. For purposes of this Agreement, “Qualifying Proposal” means any proposal, offer or agreement to acquire the stock or assets of the Company, as an entirety, for all-cash consideration that results in each stockholder receiving an amount (after reduction for any applicable withholding or transfer taxes imposed with respect to such amount) that is equal to or exceeds thirty-five dollars ($35.00) per Share (subject to standard anti-dilution adjustments), net of any fees paid to any investment banking company engaged pursuant to Section 4.1(b), and that is made by a Person that provides reasonable evidence of the financial capacity to fund such transaction, and is otherwise on terms and conditions reasonably acceptable to the Offeror Parties.

(d) Nothing contained herein shall be deemed to prevent the Offeror Parties or their affiliates from making any public disclosure regarding the Offeror Parties or their affiliates, the Offer, any of the transactions contemplated hereby or any other matter, or from taking any action not inconsistent with the obligations of the Offeror Parties hereunder or pursuant to the Supplement.

Section 4.2 Proxy Contest and Other Matters.

(a) If (i) the Offer expires in accordance with its terms without the Minimum Condition having been satisfied and (ii) the Company has complied in all material respects with all of its obligations under this Agreement required to be performed or satisfied by it at or prior to the Offer Closing, then none of the Offeror Parties or any Affiliate or Associate of any such person (such Affiliates and Associates, collectively and individually, the “Offeror Proxy Persons”) shall (x) solicit proxies or engage in a proxy contest with respect to the election of directors or any other proposal to be considered at the Company’s 2012 annual meeting of stockholders (the “2012 Annual Meeting”) or present any other proposal for consideration at the 2012 Annual Meeting or (y) encourage any other person to solicit proxies or engage in a proxy contest with respect to the election of directors or any other proposal to be considered at the 2012 Annual Meeting or present any other proposal for consideration at the 2012 Annual Meeting. In furtherance of the foregoing, if (i) the Offer expires in accordance with its terms without the Minimum Condition having been satisfied and (ii) the Company has complied in all material respects with all of its obligations under this Agreement required to be performed or satisfied by it at or prior to the Offer Closing, then upon the date of termination of the Offer: (A) High River Limited Partnership, Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II L.P. and Icahn Partners Master Fund III L.P. (collectively, the “Proxy Parties”) shall immediately withdraw their letter dated February 16, 2012 providing notice to the Company of their intention to nominate certain individuals for election as directors of the Company at the 2012 Annual Meeting (the “Stockholder Nomination”); and (B) the Offeror Proxy Persons shall immediately cease all efforts, direct or indirect, in furtherance of the Stockholder Nomination and any related solicitation and shall not vote, deliver or otherwise use any proxies heretofore obtained in connection with the Stockholder Nomination.

(b) If (i) the Offer expires in accordance with its terms without the Minimum Condition having been satisfied and (ii) the Company has complied in all material respects with all of its obligations under this Agreement are required to be performed or satisfied by it at or prior to the Offer Closing, then immediately upon the date of termination of the Offer, the Proxy Parties shall withdraw their letter dated February 16, 2012 to the Company requesting certain books and records of the Company.

Section 4.3 Indemnification; Directors’ and Officers’ Insurance.

(a) The Company agrees that all rights to indemnification and exculpation in place on February 23, 2012, existing in favor of any Indemnified Party, as provided in the certificate of incorporation, bylaws or comparable governing documents of the Company and its Subsidiaries, or in any written indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries in place on February 23, 2012, with respect to Acts or Omissions (as defined below) occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto, shall survive the Offer and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party. The Company agrees that this Agreement does not limit any additional rights that any Person may have under any stock plan in place on February 23, 2012. “Indemnified Parties” means each present and former director and officer of the Company and its Subsidiaries. “Acts or Omissions” means acts or omissions arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the transactions contemplated hereby, (ii) any actions taken by the Existing Director Committee and (iii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party.

(b) The Company agrees that the Company shall obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Control Time from an insurance carrier with the same or better credit rating as the Company’s insurance carrier as of the date hereof with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies (or as favorable as may reasonably be obtained at a one-time aggregate cost not to exceed $2 million) with respect to any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Control Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, that prior to the Company obtaining and fully paying for such D&O Insurance policies, the Company shall consult with the Offeror Parties regarding the procurement of such policies from an insurer with a claims rating at least equal to such rating for the Company’s current provider of D&O Insurance and shall permit the Offeror Parties’ insurance advisor to participate in the process of negotiating such insurance and seeking to obtain such insurance on the most cost effective basis, and such insurance shall not be purchased unless the Company has provided prior written notice to the Offeror Parties; it being understood and agreed that if the Offeror Parties’ insurance advisor is able to obtain for the Company insurance that is less expensive but in the Company’s reasonable judgment in all respects (including in respect of scope and amount of coverage and in all other material respects) equal to, the insurance proposed to be purchased by the Offeror Parties, then the Company will acquire such less expensive insurance. The Company agrees that if the Company for any reason fails to obtain such “tail” insurance policies, then the Company shall continue to maintain in effect for a period of at least six (6) years from and after the Control Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date hereof; provided, however, that the Company may substitute therefor policies of a reputable and financially sound insurance company containing terms, including with respect to coverage and amounts, no less favorable to any Indemnified Party; and provided further, however, that in no event shall the Company be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 200% of the annual premiums currently paid by the Company for such insurance (it being understood that if the annual premiums of such insurance coverage exceed such amount, the Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount). The Company may also obtain director and officer insurance coverage covering actions or omissions of the members of the Existing Director Committee from the period of time from the Control Time through and including the Effective Time, on reasonable commercial terms, including obtaining a six year “tail” insurance policy with respect to such period of time, generally on the terms described above with respect to the “tail” insurance policy to be obtained for the period of time prior to the Control Time. The Company will cause such policies to be maintained in full force and effect for their full term. It is acknowledged and agreed that because the Company’s Subsidiary CVR Partners, L.P. (“UAN”) will continue to be a separate reporting public company following the completion of the transactions contemplated by this Agreement, the Company will procure (after notice to and discussion with the Offeror Parties) a one year director and officer liability insurance policy providing for Side-A coverage of no less than $50 million for an annual premium not to exceed $500,000 with respect to UAN and its officers and general partner (and the governing body thereof) beginning from and after the Offer Closing.

(c) The Company agrees that if the Company or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company, or another person of equal or greater creditworthiness than such successors and assigns, shall assume all of the obligations set forth in this Section 4.3.

(d) The provisions of this Section 4.3 are intended to be for the benefit of, and shall be directly enforceable by, each of the Indemnified Parties, who are each express third party beneficiaries of this Section 4.3.

Section 4.4 Takeover Statutes. The Company shall use its reasonable best efforts to take all action necessary so that no Takeover Statute is or becomes applicable to the Offer or any of the other transactions contemplated hereby. If any Takeover Statute is or may become applicable to the Offer or the other transactions contemplated hereby, the Company and its Board of Directors shall promptly grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise promptly act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 4.5 Stockholder Litigation. In the event that any stockholder litigation related to this Agreement, the Offer or the other transactions contemplated hereby is brought, or, to the knowledge of the Company, threatened in writing, against the Company and/or the members of the Board of Directors of the Company prior to the

Effective Time, the Company shall promptly notify the Offeror thereof and shall keep the Offeror reasonably informed with respect to the status thereof. The Company shall reasonably consult with the Offeror with respect to the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by the Offer or this Agreement, and no such settlement shall be agreed to without the Offeror’s prior written consent.

Section 4.6 Available Funds. The Offeror Parties hereby agree to maintain the availability of the Sufficient Amount until the Effective Time.

Section 4.7 Company Indebtedness Obligations. The Company represents, warrants, covenants and agrees that, as a result of the consummation of the transactions contemplated by this Agreement, (a) the Company will be required to commence an offer to purchase all of its outstanding notes at a purchase price of 101% (the “Repurchase Obligation”), (b) an event of default will be triggered under the ABL Facility giving the majority of lenders thereunder the right to terminate the revolving commitments and to terminate the $49,611,203 in Letters of Credit issued pursuant to such facility and (c) if a majority of the directors of the general partner of CVR Partners LP are replaced in circumstances described in the agreements relating to the CRNF Facility, an event of default will be triggered under the CRNF Facility giving the majority of lenders thereunder the right to terminate the revolving commitments and to accelerate the repayment of the $125,000,000 of term loans outstanding thereunder. The Company hereby agrees that from and after the Control Time, the Company will take all necessary actions to comply with the requirements of the operative documents with respect to clauses (a), (b) and (c) above. The Offeror Parties hereby agree that from and after the Control Time, the Offeror Parties will undertake efforts to assist the Company in refinancing such indebtedness (which shall include making loans to the Company on customary terms if necessary) to the extent necessary.

Section 4.8 Investment Bankers. The Company represents, warrants, covenants and agrees that it has not and will not modify or amend the provisions of its existing engagement letters with Deutsche Bank Securities Inc. (dated January 23, 2012 and March 23, 2012) and Goldman Sachs & Co. (dated February 15, 2012 and March 21, 2012).

Section 4.9 Conditions. The Company will not take any action that is intended to cause the failure of any condition of the Offer (other than the Minimum Condition), it being understood that the Company shall be under no obligation to change or modify its recommendation with respect to the Offer.

ARTICLE V

MISCELLANEOUS AND GENERAL

Section 5.1 Modification or Amendment; Termination.

(a) Subject to the provisions of the applicable Laws, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided that (i) on or after any time that Shares are accepted for payment pursuant to the Offer, this Agreement may not be amended in a manner that would adversely affect the right of the Company’s stockholders to receive the Offer Consideration and (ii) any action taken by the Company to modify or amend this Agreement after the Control Time and prior to the Effective Time shall require the approval of the Existing Directors Committee.

(b) In the event that the Offer has been terminated in accordance with Section 1.1(f), this Agreement shall automatically terminate and all provisions of this Agreement (other than the provisions of Section 4.2 and ARTICLE V, which shall remain in effect notwithstanding any such termination) shall be void and of no effect with no liability to any Person on the part of any party hereto (or of any of its representatives or Affiliates).

Section 5.2 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

Section 5.3 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, any federal court located in the State of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in the Chosen Courts. The parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.3.

(c) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that each party hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree that (i) the rights of the Company to enforce the obligations of the Offeror Parties to consummate the Subsequent Offering Period and the Short Form Merger against the Offeror Parties shall be exercisable by the Company prior to the Offer Closing Date and by the Existing Director Committee on or after the Offer Closing Date (but prior to the Effective Time), (ii) the holders of Shares shall have the right to enforce their right to payment of the Offer Consideration or payment of the consideration in the Short Form Merger and (iii) notwithstanding any provision to the contrary in this Agreement or the CCP Agreement, the holders of the CCPs shall have the right to enforce the provisions of Section 4.1, and their rights to payment of any proceeds due under the CCP as a result of the transaction contemplated by Section 4.1(b). Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

(d) The parties further agree that the seeking of the remedies provided for in Section 5.3(c) by any party shall not in any respect constitute a waiver by such party of its right to seek any other form of relief that may be available to such party under this Agreement, in the event that this Agreement has been terminated or in the event that the remedies provided for in Section 5.3(c) are not available or otherwise are not granted, nor shall the commencement of any proceeding pursuant to Section 5.3(c) or anything set forth in this Section 5.3(d) restrict or limit any party’s right to pursue any other remedies under this Agreement that may be available then or thereafter.

Section 5.4 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by overnight courier:

If to the Offeror Parties:

IEP Energy LLC

c/o Icahn Enterprises Holdings L.P.

767 Fifth Avenue, 47th Floor

New York, NY 10153

Attention:    Vincent J. Intrieri

    Tel: (212) 702-4328

    Fax: (212) 750-5815

With copies to:

Icahn Enterprises Holdings L.P.

767 Fifth Avenue, 47th Floor

New York, NY 10153

Attention:    Keith L. Schaitkin and Jesse A. Lynn

    Tel: (212) 702-4380         Tel: (212) 702-4331

    Fax: (212) 688-1158        Fax: (917) 591-3310

If to the Company:

CVR Energy, Inc.

2277 Plaza Drive

Sugar Land, TX 77479

Attention: General Counsel

Fax: (913) 982-5651

with a copy to

Wachtell, Lipton, Rosen & Katz

51 West 52nd St

New York, NY 10019

Attention:    Andrew R. Brownstein

    Benjamin M. Roth

    Fax: (212) 403-2000

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

Section 5.5 Entire Agreement. This Agreement (including any schedules, annexes and exhibits hereto) constitutes the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF THE OFFEROR PARTIES OR THE COMPANY MAKES ANY OTHER

REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 5.6 No Third Party Beneficiaries. Subject to Section 5.3(c), except (i) as provided in Section 1.2(a) (Company Action) and Appendix I, (ii) as provided in Section 4.1(b) (Marketing Process), (iii) as provided in Section 4.3 (Indemnification; Directors’ and Officers’ Insurance), (iv) as provided in Section 5.3(c) (Governing Law and Venue; Waiver of Jury Trial; Specific Performance), and (v) to the extent permitted by applicable Laws, the Offeror Parties and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 5.7 Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

Section 5.8 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 5.9 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. For purposes of this Agreement, (i) the term “Order” shall mean any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity, (ii) the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature (including any person as defined in Section 13(d)(3) of the Exchange Act) and (iii) the term “Law” or “Laws” shall mean any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, or promulgated by any Governmental Entity and any judicial interpretation thereof. Whenever the words “include,” “includes” or

“including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. Where a reference in this Agreement is made to any agreement (including this Agreement), contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder. All references to “dollars” or “$” in this Agreement are to United States dollars.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 5.10 Assignment. This Agreement shall not be assignable by operation of law or otherwise without the written consent of each of the parties hereto; provided, however, that the Offeror may assign this Agreement to any one or more of its Affiliates without the consent of the Company, but any such assignment shall not relieve any of the Offeror Parties of its obligations hereunder; provided further that any such assignment shall not impede or delay the consummation of the Offer or the transactions contemplated hereby or otherwise adversely affect the ability of holders of Shares to receive the aggregate Offer Price. Any purported assignment in violation of this Agreement is void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

COMPANY

CVR ENERGY, INC.

By:
Name:
Title:

OFFEROR

IEP ENERGY LLC

By:
Name:
Title:

OFFEROR PARTIES (OTHER THAN THE OFFEROR)

ICAHN PARTNERS LP

By:
Name:
Title:

ICAHN PARTNERS MASTER FUND LP

By:
Name:
Title:

[Signature page to Transaction Agreement]

ICAHN PARTNERS MASTER FUND II L.P.

By:
Name:
Title:

ICAHN PARTNERS MASTER FUND III L.P.

By:
Name:
Title:

HIGH RIVER LIMITED PARTNERSHIP

By:
Name:
Title:

HOPPER INVESTMENTS LLC

By:
Name:
Title:

BARBERRY CORP.

By:
Name:
Title:

[Signature page to Transaction Agreement]

ICAHN ONSHORE LP

By:
Name:
Title:

ICAHN OFFSHORE LP

By:
Name:
Title:

ICAHN CAPITAL L.P.

By:
Name:
Title:

IPH GP LLC

By:
Name:
Title:

ICAHN ENTERPRISES HOLDINGS L.P.

By:
Name:
Title:

[Signature page to Transaction Agreement]

ICAHN ENTERPRISES G.P. INC.

By:
Name:
Title:

BECKTON CORP.

By:
Name:
Title:

CARL C. ICAHN

[Signature page to Transaction Agreement]

ANNEX A

DEFINED TERMS

Terms	Section
2007 LTIP	1.2(a)
2012 Annual Meeting	4.2(a)
Acts or Omissions	4.3(a)
Affiliate	3.1(a)(i)
Agreement	Preamble
Associate	3.1(a)(ii)
Bankruptcy and Equity Exception	3.1(b)
Cash Consideration	Recitals
CCP	Recitals
CCP Agreement	Recitals
CCP Paying Agent	Recitals
Chosen Courts	5.3(a)
Common Stock	Recitals
Company	Preamble
Control Time	1.3(b)
D&O Insurance	4.3(b)
Effective Time	2.1
Exchange Act	1.1(d)
Existing Director Committee	1.3(b)
Existing Director Committee Actions	1.3(b)
Expiration Date	1.1(a)
Indemnified Parties	4.3(a)
Law or Laws	5.10(a)
Marketing Period	4.1(b)
Minimum Condition	1.1(e)
Offer	Recitals
Offer Amendment Date	1.1(a)
Offer Closing	1.1(d)
Offer Closing Date	1.1(d)
Offer Documents	1.1(c)
Offer Price	Recitals
Offeror	Preamble
Offeror Parties	Preamble
Offeror Proxy Persons	4.2(a)
Order	5.10(a)
Pending Offer	Recitals
Person	5.10(a)
Proxy Parties	4.2(a)
Qualifying Proposal	4.1(c)
Repurchase Obligation	4.7
Restricted Shares	1.2(a)
Rights	Recitals
Rights Agreement	Recitals
Schedule 14D-9	1.2(a)
Schedule TO	1.1(c)
SEC	1.1(a)
Securities Act	1.3(b)
Shares	Recitals

Short Form Merger	2.1
Stockholder Nomination	4.2(a)
Subsequent Offer Closing	1.1(e)
Subsequent Offer Closing Date	1.1(e)
Subsequent Offering Period	1.1(e)
Subsidiary	3.1(a)(iii)
Sufficient Amount	3.2(c)
Supplement	1.1(a)
UAN	4.3(b)

APPENDIX I

TREATMENT OF RESTRICTED SHARES

a.	The Company represents that there are 1,659,483 Restricted Shares outstanding, a total of 702,465 of which are scheduled to vest in accordance with their terms in 2012 (not taking into account any early vesting that may occur in accordance with the terms of such Restricted Share). Each Restricted Share shall remain subject to the vesting criteria which applies to it on the date of this Agreement, including but not limited to any acceleration of vesting which applies in connection with certain types of employment terminations on, following or in connection with a “Change in Control” (as defined in the 2007 LTIP or any other applicable document).

b.	Each person holding a Restricted Share which becomes vested (or would have become vested had it remained outstanding and not been converted solely into the right to receive cash and the CCP (as provided below), or would have become vested had it remained outstanding but for the occurrence of a Transaction, for example in the event of the occurrence of the Short Form Merger contemplated in this Agreement) for income tax purposes in 2012 pursuant to its terms shall receive from the Company in respect of each such Restricted Share, immediately upon the vesting of such Restricted Share and in lieu thereof, (i) a cash payment equal to the Cash Consideration, and (ii) if applicable, (A) one CCP, which shall be subject to the same terms and conditions as CCPs issued pursuant to the Contingent Cash Payment Agreement, if on or prior to the time of such vesting there has been no payment in respect of CCPs and the CCPs issued pursuant to the Contingent Cash Payment Agreement remain outstanding, or (B) the cash amount paid in respect of one CCP, if there has been a payment in respect of CCPs on or prior to the time of such vesting ((A) or (B), if applicable, the “CCP Consideration”), less required income and employment tax withholding.

c.	Each person holding a Restricted Share which becomes vested (or would have become vested had it remained outstanding and not been converted solely into the right to receive cash and the CCP (as provided below), or would have become vested had it remained outstanding but for the occurrence of a Transaction, for example in the event of the occurrence of the Short Form Merger contemplated in this Agreement) for income tax purposes after 2012 pursuant to its terms shall receive from the Company in respect of each such Restricted Share, immediately upon the vesting of such Restricted Share and in lieu thereof, (i) a cash payment equal to the lesser of (A) the Cash Consideration or (B) the “Fair Market Value” (as defined below) of such Restricted Share, and (ii) the CCP Consideration, less required income and employment tax withholding.

d.

For purposes of paragraph (c) above, the “Fair Market Value” of one Restricted Share shall be the fair market value of one share of Common Stock determined as of the most recent “Valuation Date” (as defined below) on or immediately preceding the applicable vesting date, being the price at which a willing buyer would purchase such share from a willing seller, each being under no compulsion to buy or sell and each being in possession of all information relevant to the valuation of such share, and without taking into consideration any discount for lack of marketability or minority interest. Fair Market Value shall be determined as of December 31, 2012 and each December 31 thereafter so long as any Restricted Shares remain outstanding (each a “Valuation Date”), by an independent, nationally recognized valuation firm chosen by the Company; provided that such firm must represent in connection with each such valuation that during neither of the two years preceding the applicable Valuation Date has more than one percent (1%) of such firm’s revenues been derived from Carl Icahn or entities in which he directly or indirectly owns or controls more than 50% of the voting securities or the right to designate more than 50% of the members of the Board of Directors or similar governing body. When determining the Fair Market Value with respect to any period, the valuation firm shall take into account in such valuation (i.e. add to the assets of the Company for purposes of such valuation) the aggregate amount of any dividends or other distributions (valued as of the dividend date) paid to the holders of the Company’s common equity (in the aggregate) from the period of time from and after the Offer Closing through such valuation date. Notwithstanding the preceding two sentences, if, during the period commencing on a Valuation Date and ending on the date a particular Restricted Share vests, there occurs a transaction which constitutes a “Change in Control” (as defined in the 2007 LTIP), then the Fair Market Value shall be the value established in connection with such transaction, but increased to take into account (i.e. add to the assets of the Company for purposes of such valuation) the aggregate amount of any dividends or other distributions (valued as of the dividend date) paid to the holders of the Company’s common equity (in the aggregate) from the period of time from and after the Offer Closing through the date of such Change in Control transaction. If, following the date of this Agreement and prior to the time a Restricted Share becomes vested, there has occurred a Transaction, references to a Restricted Share in this Appendix I shall be deemed to refer to a hypothetical share in the Company and the Company shall be deemed to have, immediately after the closing of such Transaction, the same number of shares outstanding as it would have had had the Transaction not occurred.[1]

e.	In the event of a “Change in Capitalization” (as defined in the 2007 LTIP) on or following the Offer Closing, the “Committee” (as defined in the 2007 LTIP) shall make an adjustment to outstanding unvested Restricted Shares of a type described in Section 12.1 of the 2007 LTIP if necessary to preserve the value of such Restricted Shares immediately prior to such Change in Capitalization.

f.	If, following the date of this Agreement and prior to the time a Restricted Share becomes vested, there has not occurred a “Transaction” (as defined in Section 13 of the 2007 LTIP), this Appendix I shall be effective as to such Restricted Share only if the holder thereof has consented to such treatment in a written document in the form attached hereto as Appendix II executed by both such holder and the Company prior to the expiration of the Subsequent Offering Period. The Company represents that it has obtained such consents from the following employees: John J. Lipinski, Stanley A. Riemann, Frank A. Pici, Edmund S. Gross, Robert W. Haugen, Wyatt E. Jernigan and Christopher G. Swanberg. The Company further undertakes to seek such consents from other holders of Restricted Shares promptly following the date hereof.

g.	Each person who holds a Restricted Share subject to this Appendix I shall be a third-party beneficiary of this Appendix I and have such rights and remedies as would be available had such person been a party to and signatory of the Agreement with respect to this Appendix I.

h.	The Company has taken all such steps as may be required to cause this Appendix I to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to otherwise satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

[1]

For example, in the event of the occurrence of the Short Form Merger, if the shares to be issued in the merger are 88,490,533 common shares (being the number of shares of the Company outstanding on the date of this Agreement on a fully diluted basis) and the Restricted Shares are cancelled, then references to a Restricted Share in this Appendix I will be to one hypothetical share of common stock in the Company and the Company will, upon the closing of the Short Form Merger, have 88,490,533 shares outstanding (including the hypothetical Restricted Shares).

APPENDIX II

FORM OF CONSENT

Reference is made to the Transaction Agreement, dated as of the date hereof, by and among CVR Energy, Inc. and the other parties listed on the signature pages thereto (the “Transaction Agreement”). Capitalized terms used but not defined in this Consent have the meanings given to such terms in the Transaction Agreement. The undersigned hereby consents and agrees that if, following the date hereof and prior to the time a Restricted Share becomes vested, there has not occurred a “Transaction” (as defined in Section 13 of the 2007 LTIP) and the undersigned has executed this Consent at or prior to the expiration of the Subsequent Offering Period, the treatment of the undersigned’s Restricted Shares shall be as set forth in Appendix I to the Transaction Agreement.

[HOLDER]

April , 2012

Acknowledged and confirmed:

CVR Energy, Inc.

By:
Name:
Title:

EXHIBIT A

SUPPLEMENT

EXHIBIT B

FORM OF COMPANY RECOMMENDATION

Item 4.	The Solicitation and Recommendation.

Item 4 of the Statement is hereby amended and supplemented by deleting the first paragraph under the heading “Solicitation/Recommendation” in its entirety and replacing it with the following:

The Board continues to recommend that stockholders not tender any Shares pursuant to the Offer.

The Board continues to believe the Company’s potential long-term value exceeds $30 per share. The Board also understands, based on the results of Mr. Icahn’s tender offer on April 2, that many of the Company’s stockholders may prefer to realize value in the near term and would consider the Offer, as revised, an attractive near-term alternative.

Accordingly, the Board has entered into an agreement with Mr. Icahn that will permit stockholders to determine whether or not they wish to sell their Shares at the Offer Price and on the terms and conditions of the Offer, and the Board obtained Mr. Icahn’s agreement to substantially limit the conditionality of his offer.

Under the structure of the agreement with Mr. Icahn, no Shares will be purchased under the Offer and the Company will not be sold to Mr. Icahn unless the Shares tendered pursuant to the Offer, when added to the Shares owned by entities controlled by Mr. Icahn, represent a majority of the Shares.

If Mr. Icahn obtains control of the Company, those stockholders who had not initially tendered but who prefer not to be stockholders after the change of control will have a second opportunity to sell their Shares in a Subsequent Offering Period on the same terms and conditions as those who tender during the initial period. No stockholder will be forced to sell their Shares unless Mr. Icahn has acquired 90% of the outstanding Shares. If Mr. Icahn does acquire 90% or more of the outstanding Shares, he will complete a Short Form Merger in which all remaining Shares will be cancelled in exchange for receiving the same consideration paid in the Offer.

In addition to the $30 in cash received, stockholders who tender or whose shares are cancelled and paid out in the Short Form Merger may receive additional consideration pursuant to the CCP, subject to its terms, if an agreement to sell the Company is executed within 15 months after Mr. Icahn closes the Offer and the transaction contemplated by such agreement closes.

The Board is not recommending that stockholders tender their Shares into Mr. Icahn’s offer but it believes that the agreement represents a reasonable resolution of the issues raised by Mr. Icahn’s tender offer and threatened proxy contest.

[The Schedule 14D-9 will include, among other things, additional financial and business information.]

EXHIBIT C-1

RIGHTS AGREEMENT RESOLUTIONS

Rights Agreement Amendment

RESOLVED, that the Board hereby finds that an amendment to the Rights Agreement is necessary and desirable to render the Rights Agreement inapplicable to the Transaction Agreement, the Offer, or any other transactions contemplated by the Transaction Agreement and desires to evidence such amendment in writing;

RESOLVED, that the Board of Directors hereby adopts and approves the proposed amendment to the Rights Agreement, substantially in the form set forth in Exhibit B hereto (the “Amendment”);

RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized to execute and deliver the Amendment on behalf of the Company, together with such changes thereto, if any, as the Authorized Officers, upon advice of counsel, shall approve, the execution thereof by any such officer conclusively to evidence the due authorization thereof;

RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized and directed, jointly and severally, for and on behalf of the Company, to execute and deliver any and all certificates, agreements and other documents, take any and all steps and do any and all things (including, without limitation, making any required filings under the Exchange Act) which they may deem necessary or advisable in order to effectuate the purposes of each and all of the foregoing resolutions

EXHIBIT C-2

FORM OF AMENDMENT NO. 1 TO RIGHTS AGREEMENT AMENDMENT

This Amendment No. 1 to the Rights Agreement, made as of April 18, 2012 (this “Amendment”), by and between CVR Energy, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (the “Rights Agent”), hereby amends that certain Rights Agreement, dated as of January 13, 2012 (the “Rights Agreement”), between the Company and the Rights Agent.

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

WHEREAS, the Company expects that, promptly following execution of this Amendment, the Company will enter into a Transaction Agreement, dated as of April 18, 2012 (the “Transaction Agreement”), among the Company and each of the other parties listed on the signature pages thereto;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in accordance with the provisions of such Section 27; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement as set forth below so that the Offeror and its Affiliates do not become Acquiring Persons thereunder solely as a result of the approval, execution, delivery or performance of the Transaction Agreement and the transactions contemplated thereby.

NOW, THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

1. Additional Definitions. Section 1 of the Rights Agreement is hereby amended to include the following definitions in the appropriate locations:

“Transaction Agreement” shall mean the Transaction Agreement, dated as of April 18, 2012, among the Company, Offeror and each of the other parties listed on the signature pages thereto.

“Offeror” shall mean IEP Energy LLC, a Delaware limited liability company.

2. Definition of “Acquiring Person”. Section 1 of the Rights Agreement is hereby amended to include the following sentence immediately following the last sentence in the definition of “Acquiring Person”:

Notwithstanding anything in this Rights Agreement to the contrary, neither the Offeror nor any of its Affiliates shall be deemed to be an Acquiring Person solely by virtue of the approval, execution, delivery or performance of the Transaction Agreement or the consummation of any of the transactions contemplated thereby or the public announcement of any of the foregoing; provided, however, that this sentence shall not prevent the Offeror or any of its Affiliates from being deemed to be an Acquiring Person as a result of any acquisition of shares of Common Stock of the Company by the Offeror or any of its Affiliates that is not contemplated by the Transaction Agreement.

3. Definition of “Stock Acquisition Date”. Section 1 of the Rights Agreement is hereby amended to include the following sentence immediately following the last sentence in the definition of “Stock Acquisition Date”:

Notwithstanding anything in this Rights Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely as the result of the approval, execution, delivery or performance of the Transaction Agreement or the consummation of any of the transactions contemplated thereby; provided, however, that this sentence shall not prevent a Stock Acquisition Date from being deemed to have occurred as a result of any acquisition of shares of Common Stock of the Company by the Offeror or any of its Affiliates that is not contemplated by the Transaction Agreement.

4. Definition of “Distribution Date”. Section 3(a) of the Rights Agreement is hereby amended to include the following sentence immediately following the last sentence thereof:

Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as a result of the approval, execution, delivery or performance of the Transaction Agreement or the consummation of any of the transactions contemplated thereby or the public announcement of any of the foregoing; provided, however, that this sentence shall not prevent a Distribution Date from being deemed to have occurred as a result of any acquisition of shares of Common Stock of the Company by the Offeror or any of its Affiliates that is not contemplated by the Transaction Agreement.

5. Exercise of Rights; Purchase Price; Expiration Date of Rights. Section 7(a) of the Rights Agreement is hereby amended and replaced as follows:

(a) Subject to Section 7(e) or as otherwise provided in this Rights Agreement, the registered holder of any Right Certificate may exercise the Rights evidenced thereby in whole at any time or in part from time to time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed (with such signature duly guaranteed), to the Rights Agent at the office of the Rights Agent designated for such purposes together with payment of the Purchase Price (defined below), or portion thereof, as applicable, with respect to each Unit or Units (and/or other securities or property in lieu thereof) as to which the Rights are exercised, subject to adjustment as hereinafter provided, at or prior to the Close of Business on the earlier of (i) December 31, 2012 (this date, the “Final Expiration Date”), (ii) the date on which all of the Rights are redeemed as provided in Section 23, (iii) the time the Offer Closing (as such term is defined in the Transaction Agreement) occurs (the earlier of the date described in clause (ii) and the time described in clause (iii), the “Expiration Date”) or (iv) the date on which the Rights are exchanged as provided in Section 24.

6. Benefits of the Rights Agreement. Section 29 of the Rights Agreement is hereby amended to include the following sentence at the end thereof:

Nothing in this Rights Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Rights Agreement by virtue of the approval, execution, delivery or performance of the Transaction Agreement or the consummation of any of the transactions contemplated thereby.

7. If the Offer Closing Date occurs, then anything in the Rights Agreement notwithstanding, the Rights Agreement and all Rights will terminate and become null and void and be of no further force or effect and shall be and be deemed to be redeemed and cancelled, effective immediately prior to the Offer Closing Date (as defined in the Transaction Agreement).

8. Miscellaneous. Capitalized terms not defined herein shall have the meanings ascribed to them in the Rights Agreement. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. This Amendment may be executed in any number of counterparts and each such counterpart shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:		CVR ENERGY, INC.

By:		By:
Name:	Kevin S. Cooper	Name:	John J. Lipinski
Title:	Attorney	Title:	Chairman of the Board, Chief Executive Officer and President

Attest:		AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:		By:
Name:	Jennifer Donovan	Name:	Paula Caroppoli
Title:	Vice President	Title:	Senior Vice President

[Signature Page to Amendment No.1 to Rights Agreement]

EXHIBIT D-1

FORMS OF RESIGNATIONS

[For John J. Lipinski and George E. Matelich]

April 18, 2012

Board of Directors

CVR Energy, Inc.

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

Re: Resignation

Members of the Board:

Reference is made to the Transaction Agreement, dated as of April 18, 2012, by and among the Company and each of the other parties listed on the signature pages thereto (the “Transaction Agreement”). Effective as of the Effective Time, I hereby irrevocably resign as a director of CVR Energy, Inc. (the “Company”). For the avoidance of doubt, my resignation shall not be effective unless and until the Effective Time occurs. If the Offer Closing does not occur, this letter shall terminate and be of no further force and effect automatically in the event (and at such time as) the Offer is terminated. All capitalized terms used herein shall have the meanings given to such terms in the Transaction Agreement.

Sincerely,

[For all directors other than John J. Lipinski and George E. Matelich]

April 18, 2012

Board of Directors

CVR Energy, Inc.

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

Re: Resignation

Members of the Board:

Reference is made to the Transaction Agreement, dated as of April 18, 2012, by and among the Company and each of the other parties listed on the signature pages thereto (the “Transaction Agreement”). Effective as of the Offer Closing, I hereby irrevocably resign as a director of CVR Energy, Inc. (the “Company”). For the avoidance of doubt, my resignation shall not be effective until and unless the Offer Closing occurs. If the Offer Closing does not occur, this letter shall terminate and be of no further force and effect automatically in the event (and at such time as) the Offer is terminated. All capitalized terms used herein shall have the meanings given to such terms in the Transaction Agreement.

Sincerely,

EXHIBIT D-2

RESIGNATION AND APPOINTMENT RESOLUTIONS

Acceptance of Resignations and Appointment of Nominees to the Board

RESOLVED, further, that based upon the recommendations made by the Nominating and Corporate Governance Committee at this meeting and upon such other matters as were deemed relevant by the Board, the resignation of Barbara M. Baumann, William J. Finnerty, C. Scott Hobbs, Steve A. Nordaker, Robert T. Smith, Joseph E. Sparano and Mark E. Tomkins (collectively, the “Offer Closing Resignees”), each pursuant to his or her Resignation Letter, be accepted effective, subject to the consummation of the Offer Closing (as such term is defined in the Transaction Agreement), on the Offer Closing Date (as such term is defined in the Transaction Agreement), automatically upon consummation of the Offer Closing and without any further action required, provided that if the Offer Closing does not occur, each Resignation Letter shall terminate, and such resignation shall not be effected, automatically in the event the Offer is terminated; and

RESOLVED, further, that based upon the recommendations made by the Nominating and Corporate Governance Committee at this meeting and upon such other matters as were deemed relevant by the Board, immediately following the acceptance of the resignation of the Offer Closing Resignees, Bob G. Alexander, Sunghwan Cho, Vincent J. Intrieri, Samuel Merksamer, Stephen Mongillo, Daniel A. Ninivaggi, and Glenn R. Zander (the “Offer Closing Appointees”) shall be appointed to the Board to fill the vacancies created by such resignations, such appointment to become effective, subject to the consummation of the Offer Closing (as such term is defined in the Transaction Agreement), simultaneously with the Offer Closing Date (as such term is defined in the Transaction Agreement), automatically upon consummation of the Offer Closing and without any further action required; and

RESOLVED, further, that based upon the recommendations made by the Nominating and Corporate Governance Committee at this meeting and upon such other matters as were deemed relevant by the Board, the resignation of John J. Lipinski and George E. Matelich (collectively, the “Effective Time Resignees”), each pursuant to his Resignation Letter, be accepted effective, subject to the consummation of the Subsequent Offer Closing or the Short Form Merger, as applicable (as such terms are defined in the Transaction Agreement), at the Effective Time (as such term is defined in the Transaction Agreement), automatically upon consummation of the Subsequent Offer Closing or the Short Form Merger, as applicable and without any further action required, provided that if the Offer Closing does not occur, each Resignation Letter shall terminate, and such resignation shall not be effected, automatically in the event the Offer is terminated; and

RESOLVED, further, that based upon the recommendations made by the Nominating and Corporate Governance Committee at this meeting and upon such other matters as were deemed relevant by the Board, immediately following the acceptance of the resignation of the Effective Time Resignees, George W. Hebard III and James M. Strock (the “Effective Time Appointees”) shall be appointed to the Board to fill the vacancies created by such resignations, such appointment to become effective, subject to the consummation of the Subsequent Offer Closing or the Short Form Merger, as applicable, simultaneously with the Effective Time, automatically upon consummation of the Subsequent Offer Closing or the Short Form Merger, as applicable, and without any further action required.

EXHIBIT B

CONDITIONS TO THE OFFER

14. CONDITIONS OF THE OFFER.

The Offeror shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Offeror’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, if on or prior to May 4, 2012, any of the following conditions shall not be satisfied or waived, as of the Expiration Date, provided that the Minimum Condition may not be waived by Offeror:

(1)	There shall be validly tendered (including pursuant to notices of guaranteed delivery) and not properly withdrawn as of immediately prior to 11:59 p.m. on the Expiration Date 31,661,040 Shares, which the Company has certified is the number of Shares which, when added to the number of Shares already owned by the Offeror, its subsidiaries and their affiliates (which number Offeror represents to be 12,584,227 Shares), represents a majority of the issued and outstanding Shares on a fully diluted basis (such condition, the “Minimum Condition”); and

(2)	The Rights have been redeemed or made otherwise inapplicable to the Offer and the Offeror (the “Poison Pill Condition”).

Notwithstanding any other provision of the Offer, the Offeror shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate the Offer, if, as of the Expiration Date: (i) any one or more of the Minimum Condition or the Poison Pill Condition is not satisfied or waived, it being understood that the Offeror shall terminate the Offer if (A) the Minimum Condition is not satisfied as of immediately prior to 11:59 p.m. on the Expiration Date and (B) the Company has complied in all material respects with all of its obligations under the Transaction Agreement among the Company, the Offeror and the other parties thereto dated April 18, 2012 (the “Transaction Agreement”) required to be performed or satisfied by it at or prior to the Offer Closing (as such term is defined in the Transaction Agreement); or (ii) if at any time prior to the Expiration Date any of the following conditions shall occur:

(a) an order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body), commission, agency or instrumentality of the foregoing or other legislative, executive or judicial authority (each, a “Governmental Entity”) of competent jurisdiction, restraining, or rendering illegal the consummation of the Offer shall have been issued and be continuing in effect;

(b) the Offeror shall have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to the date of the Offer in relation to all matters covered in earlier filings), in any document filed by or on behalf of the Company or any of its entities with the SEC which has had or would reasonably be expected to have a Company Material Adverse Effect;

(c) there shall have occurred since the date of the Offer to Purchase, other than in accordance with the terms of the Transaction Agreement, any material enhancement in the compensation paid or payable by the Company or its entities to their directors, officers or employees, including the granting of additional shares, stock options or bonuses, in each case outside the ordinary course of business or not consistent with past practice, or the adoption of material additional severance or other payments payable in the event of a termination of employment or change of control;

(d) there shall have occurred since the date of the Offer to Purchase any Company Material Adverse Effect (as hereafter defined). “Company Material Adverse Effect” means any event, effect, change, circumstance or occurrence, which, when considered individually or together with all other events, effects, changes, circumstances or occurrences, has a material adverse effect on the business, financial condition, or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, and no events, effects, changes, circumstances or occurrences, individually or in the aggregate, arising out of or resulting from the following, shall constitute or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(A)  changes, events, occurrences or effects generally affecting (1) the economy, credit, financial or capital markets, or political conditions, including changes in interest and exchange rates or (2) the oil, oil gathering and distribution, natural gas, natural gas gathering and distribution or fertilizer industries;

(B)  changes in GAAP, regulatory accounting standards or Law or in the interpretation or enforcement thereof after the date of the Transaction Agreement;

(C)  an act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or any natural disasters (whether or not caused by any Person or any force majeure event) or any national or international calamity or crisis;

(D)  any decline in the market price, or change in trading volume, of any capital stock of the Company (provided that the exception in this clause shall not prevent or otherwise affect a determination that any event, change or occurrence (if not otherwise falling within any of the exceptions provided in subclauses (A)-(C) or (E)-(K) referred to in this proviso) underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect);

(E)  any change in the Company’s credit ratings (provided that the exception in this clause shall not prevent or otherwise affect a determination that any event, effect, change, circumstance or occurrence (if not otherwise falling within any of the exceptions provided in sub-clauses (A)-(D) and (F)-(K) of this proviso) underlying such change has resulted in, or contributed to, a Company Material Adverse Effect);

(F)  any actions taken by the Company or any of its Subsidiaries that are permitted by the Transaction Agreement to obtain approval or consent from any Governmental Entity in connection with the consummation of the Offer;

(G)  any change resulting or arising from the identity of, or any facts or circumstances relating to, the Offeror or its affiliates or resulting or arising from the entering into, announcement, pendency or consummation of the Transaction Agreement, the Offer or the other transactions contemplated thereby, including the effect of any change of control or similar provision in the Company’s or its Subsidiaries’ indebtedness or other agreements;

(H)  any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position (provided that the exception in this clause shall not prevent or otherwise affect a determination that any event, effect, change, circumstance or occurrence (if not otherwise falling within any of the exceptions provided in sub-clauses (A)-(G) and (I)-(K) of this proviso) underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect);

(I)  changes or developments in international, national, regional, state or local wholesale or retail markets or prices for petroleum or fertilizer products, including any adverse changes in “crack spreads” or crude differentials (as such terms are used in the industries in which the Company and its Subsidiaries operate) or any other changes in commodity prices or prices of raw materials, input costs or the transportation of any of the foregoing, including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor;

(J)  changes or developments in international, national, regional, state or local petroleum gathering, transportation or distribution systems; and

(K)  any action taken by the Company or the Company’s Subsidiaries that is required by the Transaction Agreement or taken at the Offeror’s written request, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by the Transaction Agreement;

provided, however, that the events, effects, circumstances, changes and occurrences set forth in clauses (A), (B), (C), (I) and (J) above shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred to the extent (but only to such extent) such changes have a disproportionate (taking into account the relative size of the Company and its Subsidiaries and their affected businesses as compared to the other participants in the industries and geographies in which the Company and its Subsidiaries conduct their business and such participants’ affected businesses) impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

(e) the Company shall have: (i) issued, or authorized or proposed the issuance of, any securities of any class, or any securities convertible into, or rights, warrants or options to acquire, any such securities or other convertible securities other than pursuant to the exercise or conversion of currently outstanding stock options or convertible securities; or (ii) issued or authorized or proposed the issuance of any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding Shares;

(f) the Company, or its board of directors or any of the Company’s subsidiary entities or any governing body thereof shall have agreed to, authorized, proposed or announced its intention to propose any material change to its articles of incorporation or bylaws, acquisition of assets, disposition of assets or material change in its capitalization or indebtedness, or any comparable event, in each case, not in the ordinary course of business (for the avoidance of doubt, the Company’s announcement on March 6, 2012 of its intention to sell units of CVR Partners LP and pay a special dividend funded by the proceeds of such sale was not, and will not be deemed by the Offeror to be, a trigger of this condition, however, any consummation of such sale of units or any declaration or payment of any such dividend would be a trigger of this condition) or the Company shall have entered into any agreement with respect to any merger, consolidation or business combination or reorganization transaction; or

(g) any of the following actions shall have occurred, or the Company or any director of the Company shall have attempted to take any of the following actions: (i) the revocation of any resignations tendered by the current directors of the Company; (ii) the revocation of any actions taken to appoint the Offeror’s nominees as directors of the Company; (iii) the revocation of any actions taken by the Company to render the Rights Agreement inapplicable to the Offer; (iv) any amendment or modification to the engagement letters dated January 23, 2012 and March 23, 2012 under which Deutsche Bank Securities Inc. was retained by the Company or the engagement letters dated February 15, 2012 and March 21, 2012 under which Goldman Sachs & Co. was retained by the Company; (v) amending or modifying any equity awards, other than in accordance with the Transaction Agreement; (vi) any action taken by the Company that is intended to cause the failure of any of the conditions to the Offer, other than the Minimum Condition, it being understood that any change or modification by the Company of its recommendation with respect to the Offer shall not be deemed to have caused a failure of this condition.

The foregoing conditions are for the sole benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such condition, and may be waived by the Offeror, in whole or in part, at any time and from time to time, prior to the Expiration Date, in the reasonable discretion of the Offeror and subject to the applicable rules and regulations of the SEC (including Rule 14d-4 under the Exchange Act). The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment pursuant thereto shall forthwith be returned to the tendering stockholders.

EXHIBIT C

CONTINGENT CASH PAYMENT AGREEMENT

by and between

IEP Energy LLC

and

The Colbent Corporation

as

Paying Agent

Dated as of [            ], 2012

This CONTINGENT CASH PAYMENT AGREEMENT (this “Agreement”), dated as of [            ], 2012, is entered into by and between IEP Energy LLC, a Delaware limited liability company (the “Offeror”), and The Colbent Corporation, as Paying Agent (the “Paying Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to the offer to purchase (as may be amended from time to time, the “Offer to Purchase”), dated February 23, 2012, the Offeror has commenced an offer (as it may be amended from time to time, the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.01 per share including the associated rights (the “CVR Common Stock”), of CVR Energy, Inc. (“CVR Energy”);

WHEREAS, the consideration to be paid for each share of CVR Common Stock by the Offeror in the Offer and pursuant to the Offer to Purchase includes contingent cash payments as hereinafter described (each, a “CCP” and collectively, the “CCPs”);

WHEREAS, each holder of CVR Common Stock who tenders CVR Common Stock in the Offer will receive $30.00 in cash and one CCP in consideration for each share of CVR Common Stock accepted for payment pursuant to the terms of the Offer to Purchase;

WHEREAS, the Offeror and certain of its affiliates have entered into a Transaction Agreement with CVR Energy, dated April [    ], 2012 (the “Transaction Agreement”);

WHEREAS, all things necessary have been done to make the obligations of the Offeror hereunder the valid obligations of the Offeror, and to make this Agreement a valid agreement of the Offeror, in accordance with its terms;

WHEREAS, the Offeror desires the Paying Agent to act on behalf of the Offeror, and the Paying Agent is willing to make payments in satisfaction of the Offeror’s obligations with respect to the CCPs as provided herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein, the Offeror and the Paying Agent hereby agree as follows:

Section 1. Appointment of Paying Agent.

The Offeror hereby appoints The Colbent Corporation as the Paying Agent to act as agent for the Offeror in accordance with the instructions hereinafter set forth in this Agreement, and the Paying Agent hereby accepts such appointment. The Offeror may from time to time appoint additional paying agents (“Co-Paying Agent(s)”) as it may deem necessary or desirable. The Paying Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such Co-Paying Agents. In the event of the appointment of a Co-Paying Agent pursuant to this Section 1, the Offeror shall cause such Co-Paying Agent to become vested with the same powers, rights, duties and responsibilities as if it had originally been named as Paying Agent.

Section 2. No Certificates. The CCPs shall not be evidenced by a certificate or any other instrument.

Section 3. Registration by the Paying Agent.

(a) The Offeror and the Paying Agent may deem and treat the registered holder (the “Holder”) of a CCP as the absolute owner thereof for all purposes, and neither the Offeror nor the Paying Agent shall be affected by any notice to the contrary.

(b) The Offeror shall cause to be kept at the Paying Agent’s principal office a register (the “CCP Register”) in which the Paying Agent shall provide for the registration of the CCPs. The CCPs shall be registered in the names and addresses of, and in the denomination as set forth in: (i) the applicable letter of transmittal accompanying the shares of CVR Common Stock tendered by the holder thereof in connection with the Offer,

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including shares of CVR Common Stock tendered during the Subsequent Offering Period (as such term is defined in the Transaction Agreement), or an Agent’s Message (as contemplated in the Offer to Purchase); (ii) the documentation relating to the Short Form Merger (as such term is defined in the Transaction Agreement), if consummated; and (iii) the documentation relating to the vesting of Restricted Shares (as such term is defined in the Transaction Agreement) of CVR as contemplated in Appendix I to the Transaction Agreement. A Holder may make a written request to the Paying Agent or the Offeror to change such Holder’s address of record in the CCP Register. The written request must be duly executed by the Holder. Upon receipt of such written request by the Paying Agent or the Offeror, the Paying Agent shall promptly record the change of address in the CCP Register. The Paying Agent shall provide a copy of the CCP Register to the Offeror upon request.

Section 4. Rights of CCP Holder. Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of being a Holder of a CCP, the right to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Offeror or any other matter, or any rights of any kind or nature whatsoever as a stockholder of the Offeror, either at law or in equity. The rights of a Holder and the obligations of the Offeror and its affiliates, and their respective officers, directors and controlling Persons (as defined below) are contract rights limited to those expressly set forth in this Agreement. A “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, trust or any unincorporated organization.

Section 5. Non-transferability. The CCPs and any interest therein shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer (as defined herein) and, in the case of a Permitted Transfer, only in accordance with Section 6 hereof. A “Permitted Transfer” shall mean (a) the transfer of any or all of the CCPs on death by will or intestacy; (b) transfer by instrument to an inter vivos or testamentary trust in which the CCPs are to be passed to beneficiaries upon the death of the trustee, (c) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (d) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; or (e) a transfer made by operation of law (such as a merger).

Section 6. Transfer of CCPs.

(a) Subject to the restrictions on transferability set forth in Section 5 hereof, the Paying Agent shall, from time to time, register the transfer of any outstanding CCPs upon the CCP Register, upon delivery to the Paying Agent of a written instrument or instruments of transfer and other requested documentation in form satisfactory to the Offeror and the Paying Agent, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, such signature to be guaranteed by a participant in a recognized Signature Guarantee Medallion Program. A request for a transfer of a CCP shall be accompanied by such documentation establishing satisfaction of the conditions set forth in Section 5 hereof as may be reasonably requested by the Offeror (including opinions of counsel, if appropriate). Upon receipt of documentation reasonably satisfactory to the Offeror, the Offeror shall authorize the Paying Agent to permit the transfer of a CCP. The Paying Agent shall not permit the transfer of a CCP until it is so authorized by the Offeror. No transfer of a CCP shall be valid until registered in the CCP Register and any transfer not duly registered in the CCP Register will be void ab initio. All transfers of CCPs registered in the CCP Register shall be the valid obligations of the Offeror, representing the same rights to receive cash as the CCPs transferred then entitled such transferee to receive, and shall entitle the transferee to the same benefits and rights under this Agreement as those held by the transferor. It is clarified that the CCP Register will show one position for Cede & Co which represents all the shares held by DTC on behalf of the street holders of the shares as of the expiration date of the Offer (as may be extended from time to time, the “Expiration Date”) and the Paying Agent will have no responsibility whatsoever directly to the street holders with respect to transfer of CCP. It is also clarified that with respect to any payments to be made under Section 7 below, the Paying Agent will accomplish the payment to the street holders by sending one lump payment to DTC. The Paying Agent will have no responsibilities whatsoever with regards to distribution of payments to the street holders.

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(b) No service charge shall be made for any registration of transfer of CCPs. The Paying Agent shall have no duty or obligation to take any action under any Section of this Agreement which requires the payment by a Holder of a CCP of applicable taxes and charges unless and until the Paying Agent is satisfied that all such taxes and/or charges have been paid.

Section 7. CCP Payment and Procedures.

(a) If the CCP Transaction Date occurs on or before the CCP Deadline, then upon the occurrence of a CCP Payment Event, the Holders shall be entitled to receive, for each CCP, the CCP Payment Amount. If the CCP Transaction Date has not occurred on or before the CCP Deadline, the CCPs will automatically terminate in their entirety and all rights thereunder and all rights in respect thereof under this Agreement shall cease and be of no further force or effect.

(b) Within 5 business days following the occurrence of a CCP Payment Event, if any, the Offeror shall deliver to the Paying Agent (A) a certificate (the “CCP Compliance Certificate”) certifying that the Holders are entitled to receive, for each CCP, the CCP Payment Amount and establishing a payment date (the “CCP Payment Date”) with respect to the CCP Payment Amount that is within 5 business days of the issuance of such CCP Compliance Certificate and (B) an amount in cash equal to the aggregate CCP Payment Amount with respect to CCPs held by all Holders. Upon such payment, no further payment by the Offeror pursuant to this Agreement shall be required.

(c) The following terms shall have the meaning as set forth below:

(i) “Asset Transaction Consideration” shall mean (i) the aggregate proceeds received in such transaction less (A) any federal, state, local or foreign income taxes imposed on CVR Energy and its subsidiaries as a result of, or in connection with, such transaction, (B) net indebtedness (i.e. indebtedness less cash (other than cash received in connection with the CCP Transaction)) at CVR Energy and its subsidiaries and (C) any transaction expenses including legal expenses and advisory fees (including investment banking fees) and transfer or other similar taxes, and (D) any retained liabilities, divided by (ii) the number of shares of CVR Common Stock outstanding on the CCP Payment Event.

(ii) “CCP Deadline” means 5:00 p.m., New York City time, on the date of the fifteen (15) month anniversary of the Expiration Date. For example, if the Expiration Date is May     , 2012, then the CCP Deadline is 5:00 p.m., New York City time, on August     , 2013.

(iii) “CCP Payment Amount” means upon the occurrence of a CCP Payment Event, if any, for each CCP, an amount equal to the amount by which the Transaction Consideration paid in connection with the applicable CCP Transaction exceeds $30.00, without interest thereon, payable in cash.

(iv) “CCP Payment Event” shall mean the consummation and closing of a CCP Transaction.

(v) “CCP Transaction” shall mean a transaction, other than an Excluded Transaction, completed pursuant to definitive documents entered into between CVR Energy and all other parties thereto on or prior to 5:00 p.m., New York City time, on the CCP Deadline, pursuant to which (i) CVR Energy consolidates or merges with or into another Person (whether or not CVR Energy is the surviving entity), (ii) another Person (other than the Offeror or its affiliates in the Offer) acquires a majority of the outstanding shares of CVR Common Stock or (iii) CVR Energy sells, assigns, transfers, conveys or otherwise disposes of all or substantially all of the properties and assets of CVR Energy in one or more related transactions; provided that, (A) in the case of each of clauses (i) and (ii), the Stock Transaction Consideration to be paid in such transaction is greater than $30.00 per share of CVR Common Stock and (B) in the case of clause (iii), the Asset Transaction Consideration to be paid in such transaction is greater than $30.00. For all purposes under this Agreement, in the case of consideration other than cash, the fair market value of such non-cash consideration shall be (i) in the case of consideration in the form of securities that are listed on either the New York Stock Exchange or the Nasdaq Market, the average closing price for the 30 trading days immediately preceding the CCP Transaction Date and (ii) in the case of all other non-cash consideration the fair market value of such non-cash consideration as determined in good faith by the Board of Directors of the Offeror.

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(vi) “CCP Transaction Date” shall mean the date and time on which definitive documentation the consummation of which would result in a CCP Transaction, are entered into by CVR Energy and by all other parties to such definitive documentation.

(vii) “Excluded Transaction” shall mean and include: (i) the Short Form Merger (as such term is defined in the Transaction Agreement); (ii) any other transaction contemplated by the Transaction Agreement; or (iii) any transaction pursuant to which the Offeror or any of its affiliates acquires a majority of the outstanding shares of CVR Common Stock.

(viii) “Stock Transaction Consideration” means the consideration per share of CVR Common Stock to be paid in such transaction (less any transaction expenses including legal expenses and advisory fees (including investment banking fees)).

(ix) “Transaction Consideration” means the Stock Transaction Consideration or the Asset Transaction Consideration, as applicable.

(d) On the CCP Payment Date set forth in the CCP Compliance Certificate, if any, the Paying Agent shall pay the applicable amount to each of the Holders (the amount to which each Holder is entitled to receive will be based on the number of CCPs held by such Holder as reflected on the CCP Register) by (i) check mailed to the address of each Holder as reflected in the CCP Register as of the close of business on the last business day prior to such CCP Payment Date or (ii) with respect to Holders that are due CCP Payment Amounts in excess of $1,000,000 in the aggregate who have provided the Offeror or the Paying Agent with wire transfer instructions in writing, the Paying Agent will make payments by wire transfer of immediately available funds to the account specified in the written instructions to the Offeror or the Paying Agent. The Offeror shall cause the Paying Agent, on behalf of and at the expense of the Offeror, to mail with (or, in the case of payments made to Holders who have provided the Paying Agent with wire instructions, at the same time as) each payment a copy of the CCP Compliance Certificate. In addition, the Offeror shall issue a press release announcing the consummation of the CCP Transaction.

(e) The Offeror shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each CCP Payment Amount otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

(f) Any cash that remains undistributed to the Holders of CCPs six months after the CCP Payment Date set forth in the CCP Compliance Certificate shall be delivered to the Offeror, upon demand, and any Holders of CCPs who have not theretofore received cash in exchange for such CCPs shall thereafter look only to the Offeror for payment of their claim therefor. Notwithstanding any other provisions of this Agreement, any portion of the cash provided by the Offeror to the Paying Agent that remains unclaimed after termination of this Agreement in accordance with Section 15 hereof (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity) shall, to the extent permitted by law, become the property of the Offeror free and clear of any claims or interest of any Person previously entitled thereto.

(g) The Paying Agent shall keep copies of this Agreement available for inspection by the Holders during normal business hours at its office. The Offeror shall supply the Paying Agent from time to time with such numbers of copies of this Agreement as the Paying Agent may request.

Section 8. Notices to the Offeror and Paying Agent. Any notice or demand authorized by this Agreement to be given or made by the Paying Agent or by any Holder to or on the Offeror shall be sufficiently given or made when received at the office of the Offeror expressly designated by the Offeror as its office for purposes of this

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Agreement (until the Paying Agent is otherwise notified in accordance with this Section 8 by the Offeror), as follows:

IEP Energy LLC

767 Fifth Avenue, 47th Floor

New York, New York 10153

Attn.: SungHwan Cho, Chief Financial Officer

Any notice pursuant to this Agreement to be given by the Offeror or by any Holder(s) to the Paying Agent shall be sufficiently given when received by the Paying Agent at the address appearing below (until the Offeror is otherwise notified in accordance with this Section 8 by the Paying Agent).

The Colbent Corporation

161 Bay State Drive

Braintree, Massachusetts 02184

Attn.: Don Beardsley, President

Section 9. Supplements and Amendments; Actions.

(a) If approved by the Offeror by Board Resolution (as defined below), without the consent of any Holders, the Offeror may, and the Paying Agent shall, at any time and from time to time, enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Paying Agent and the assumption by any successor of the covenants and obligations of such Paying Agent herein; provided that such succession and assumption is in accordance with the terms of this Agreement;

(ii) to add to the covenants of the Offeror such further covenants, restrictions, conditions or provisions as the Offeror shall consider to be for the protection of Holders; provided that in each case, such provisions shall not adversely affect the rights of the Holders;

(iii) to cure any ambiguity, or to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein;

(iv) to make or include any other provisions with respect to matters or questions arising under this Agreement; provided that such provisions shall not adversely affect the rights of Holders; or

(v) to make such adjustments to the CCP Payment Amount as required by Section 15 of this Agreement.

(b) Subject to Section 9(c) hereof, if approved by the Offeror by Board Resolution and by the written consent of the Holders of not less than a majority of the then outstanding and unpaid CCPs, the Offeror may, and the Paying Agent shall, enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provision of this Agreement, which such addition, elimination or change is, or may be, in any way adverse to the rights of Holders. It shall not be necessary for any written consent of Holders under this Section 9(b) to approve the particular form of any proposed amendment, but it shall be sufficient if such written consent shall approve the substance thereof. “Board Resolution” means a resolution, certified by the secretary or an assistant secretary of the Offeror to have been duly adopted by the Board of Directors, or in the case of a corporation, such similar governing body, and to be in full force and effect on the date of such certification, and delivered to the Paying Agent.

(c) The consent of a Holder affected shall be required for any amendment pursuant to which the amount of cash payable in consideration for the CCPs of such Holder would be decreased.

(d) Promptly after the execution by the Offeror of any amendment pursuant to the provisions of this Section 9, the Offeror shall mail by first class mail, postage prepaid, a notice thereof to the Holders at their addresses as they shall appear on the CCP Register, setting forth in general terms the substance of such amendment.

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(e) Upon the execution of any amendment in accordance with this Section 9, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

(f) The Paying Agent shall be fully protected in relying upon an officers’ certificate and opinion of counsel as conclusive evidence that any such amendment or supplement is authorized or permitted hereunder, that it is not inconsistent herewith, and that it will be valid and binding upon the Offeror in accordance with its terms.

Section 10. Enforcement of Rights of Holders. Any actions seeking enforcement of the rights of Holders hereunder may be brought either by the Paying Agent or by the Holders of a majority of outstanding and unpaid CCPs.

Section 11. Certain Rights of the Paying Agent. The Paying Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Offeror and the Holders, by their acceptance of the CCPs, shall be bound:

(a) The statements contained herein and in any notice delivered by the Offeror shall be taken as statements of the Offeror, and the Paying Agent assumes no responsibility for the correctness of any of the same except such as describe the Paying Agent or any action taken by it. The Paying Agent assumes no responsibility with respect to the distribution of the CCPs except as herein otherwise provided.

(b) The Paying Agent shall not be responsible for any failure of the Offeror to comply with the covenants contained in this Agreement to be complied with by the Offeror. The Paying Agent shall not be responsible for the failure of the Offeror to issue any certificate required under this Agreement or to determine whether such certificate is required or for the contents of any certificate issued by the Offeror.

(c) The Paying Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either by itself (through its employees) or by or through its attorneys or agents (which shall not include its employees) and shall not be responsible for the misconduct of any agent appointed with due care.

(d) The Paying Agent may consult at any time with legal counsel satisfactory to it (who may be counsel for the Offeror), and the Paying Agent shall incur no liability or responsibility to the Offeror or to any Holder in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel.

(e) Whenever in the performance of its duties under this Agreement the Paying Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Offeror prior to taking or suffering any action hereunder, such fact or matter (unless such evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, one of the Vice Presidents, the Treasurer or the Secretary of the Offeror and delivered to the Paying Agent; and such certificate shall be full authorization to the Paying Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(f) The Offeror agrees to pay the Paying Agent the fees as set forth on Schedule A attached hereto for all services rendered by the Paying Agent in the performance of its duties under this Agreement, to reimburse the Paying Agent for all expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Paying Agent (including reasonable fees and expenses of the Paying Agent’s counsel and agents) in the performance of its duties under this Agreement, and to indemnify the Paying Agent and save it harmless against any and all liabilities, including judgments, costs and counsel fees, for anything done or omitted by the Paying Agent in the performance of its duties under this Agreement, except as a result of the Paying Agent’s gross negligence or bad faith.

(g) The Paying Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Offeror or one or more Holders shall furnish the Paying Agent with reasonable security and indemnity satisfactory to the Paying Agent for any costs and expenses which

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may be incurred, but this provision shall not affect the power of the Paying Agent to take such action as the Paying Agent may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement may be enforced by the Paying Agent, and any such action, suit or proceeding instituted by the Paying Agent shall be brought in its name as Paying Agent, and any recovery of judgment shall be for the ratable benefit of the Holders, as their respective rights or interests may appear.

(h) The Paying Agent and any stockholder, director, officer or employee of the Paying Agent may buy, sell or deal in any other securities of the Offeror or become pecuniarily interested in any transactions in which the Offeror may be interested, or contract with or lend money to the Offeror or otherwise act as fully and freely as though it were not Paying Agent under this Agreement or such director, officer or employee. Nothing herein shall preclude the Paying Agent from acting in any other capacity for the Offeror or for any other legal entity including, without limitation, acting as transfer agent or as a lender to the Offeror or an affiliate thereof.

(i) The Paying Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof. The Paying Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence or bad faith.

(j) The Paying Agent will not incur any liability or responsibility to the Offeror or to any Holder for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument reasonably believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(k) The Paying Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Paying Agent) or in respect of the validity of any CCP.

(l) The Paying Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, the Chief Executive Officer President, the Chief Financial Officer, any Vice President or the Secretary of the Offeror, and to apply to such officers for advice or instructions in connection with its duties, and shall not be liable for any action taken or suffered to be taken by it in good faith and without negligence in accordance with instructions of any such officer or officers.

Section 12. Designation; Removal; Successor Paying Agent. The Paying Agent may resign at any time and be discharged from its duties under this Agreement by giving to the Offeror 30 days notice in writing. The Offeror may remove the Paying Agent or any successor Paying Agent by giving to the Paying Agent or successor Paying Agent 5 days notice in writing. If the Paying Agent shall resign or be removed or shall otherwise become incapable of acting, the Offeror shall appoint a successor to the Paying Agent. If the Offeror shall fail to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Paying Agent or by any Holder (whose name shall appear in the CCP Register), then any Holder may apply to any court of competent jurisdiction for the appointment of a successor to the Paying Agent. Pending appointment of a successor Paying Agent, either by the Offeror or by such court, the duties of the Paying Agent shall be carried out by the Offeror and in such event the Offeror shall be deemed to be the Paying Agent hereunder. Any successor Paying Agent, whether appointed by the Offeror or such a court, shall be a bank or trust company in good standing, incorporated under the laws of the United States of America or any State thereof or the District of Columbia and having at the time of its appointment as Paying Agent a combined capital and surplus of at least $10,000,000. After appointment, the successor Paying Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Paying Agent without further act or deed; but the former Paying Agent shall deliver and transfer to the successor Paying Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for such purpose. In the event of such resignation or removal, the Offeror or the successor Paying Agent shall mail by first class mail, postage prepaid, to each Holder, written notice of such removal or resignation and the name and address of such successor Paying Agent. Failure to file any notice provided for in this Section 13, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Paying Agent or the appointment of the successor Paying Agent, as the case may be.

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Section 13. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Offeror, the Paying Agent or any Holder shall bind and inure to the benefit of their respective successors, assigns, heirs and personal representatives.

Section 14. Termination; Effect of Termination.

(a) In the event that the CCP Transaction Date shall not have occurred on or prior to the CCP Deadline, then this Agreement shall terminate at 5:00 p.m., New York City time, on the date of the CCP Deadline, and the CCPs will automatically terminate in their entirety and all rights thereunder and all rights in respect thereof under this Agreement shall cease and be of no further force or effect.

(b) In the event that the CCP Transaction Date shall have occurred on or prior to the CCP Deadline, then on the earlier of (A) the date that all payments are sent by the Paying Agent in respect of CCP Payment Date set forth in the CCP Compliance Certificate and (B) the date on which the definitive documents relating to the CCP Transaction and/or the CCP Transaction contemplated in such documents, are terminated, this Agreement will immediately and automatically terminate in its entirety, and the CCPs will automatically terminate in their entirety and all rights thereunder and all rights in respect thereof under this Agreement shall cease and be of no further force or effect.

Section 15. Adjustments for Transactions and Other Events. In the event that CVR Energy engages in a split or combination of shares of CVR Common Stock (whether by dividend of shares of CVR Common Stock or otherwise), then the Offeror shall, in its reasonable discretion, in good faith and without the consent of the Holders, make such equitable adjustments and modifications to the CCPs and the CCP Payment Amount and other terms of this Agreement, as the Offeror reasonably determines in good faith to be appropriate in order to prevent the dilution or enlargement of the benefits or obligations or potential benefits or obligations under this Agreement, including those in respect of the CCPs and the CCP Payment Amount.

Section 16. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Offeror, the Paying Agent and the Holders any right, remedy or claim of any kind or character. This Agreement shall be for the sole and exclusive benefit of the Offeror, the Paying Agent and the Holders.

Section 17. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 18. No Fiduciary Obligations. The Paying Agent and the Holders acknowledge and agree that none of the Offeror, its affiliates or their respective officers, directors or controlling Persons owe any fiduciary duties to the Paying Agent or the Holders or any of their respective affiliates, officers, directors or controlling Persons. The only obligations of the Offeror, its affiliates and their respective officers, directors and controlling Persons are the contractual obligations expressly set forth in this Agreement.

Section 19. Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 20. Additional Covenants.

(a) List of Holders. The Offeror shall furnish or cause to be furnished to the Paying Agent in such form as Offeror receives from its depositary agent (or other agent performing similar services for Offeror), the names and addresses of the Holders that tendered shares of CVR Common Stock in accordance with the terms of the Offer to Purchase.

(b) Ability To Make Prompt Payment. Neither the Offeror nor any of its subsidiaries shall enter into any agreement that would restrict the Offeror’s right to be able to promptly make or cause to be made payments to the Holders under this Agreement or otherwise restrict the Offeror’s ability to fund or cause to be funded such payments.

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Section 21. Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS AGREEMENT IS HEREBY WAIVED BY THE PARTIES HERETO AND THE HOLDERS. The parties hereto and the Holders submit to the exclusive jurisdiction of the federal and New York State courts located in The City of New York (and appellate courts thereof) in connection with any dispute related to this Agreement or any of the matters contemplated hereby, and the parties hereto and the Holders agree that service of any process, summons, notice or document by registered mail addressed to such Person, as applicable, shall be effective service of process against such Person, as applicable, for any suit, action or proceeding relating to any such dispute. The parties hereto and the Holders irrevocably and unconditionally waive any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction the parties hereto or the Holders, as applicable, or may be subject by suit upon judgment.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

IEP Energy LLC

Name:
Title:

The Colbent Corporation

Name:
Title:

The undersigned agrees to and shall provide, or cause to be provided to the Offeror, in cash, all funds necessary for the Offeror to pay the applicable CCP Payment Amount, if any, to the Holders.

Icahn Enterprises Onshore-Offshore Investor LLC

Name:
Title:

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Schedule A

Fees of Paying Agent

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